UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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TrustCo Bank Corp NY
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5 Sarnowski Drive, Glenville, New York 12302

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Shareholders of TrustCo Bank Corp NY:

Notice is hereby given that the Annual Meeting of Shareholders of TrustCo Bank Corp NY, a New York corporation, will be held at Mallozzi’s Restaurant and Banquet House, 1930 Curry Road, Rotterdam, New York 12303, on May 22, 2014, at 4:00 pm local time, for the purpose of considering and voting upon the following matters:

1.	Election of Directors.

2.	Approval of a Nonbinding Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers.

3.	Ratification of the Appointment of Crowe Horwath LLP as TrustCo’s Independent Auditors for 2014.

4.	Any other business that properly may be brought before the meeting or any adjournment thereof.

By Order of the Board of Directors,
Robert M. Leonard, Secretary

April 1, 2014

YOUR VOTE IS IMPORTANT TO US

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED CARD AS PROMPTLY AS POSSIBLE. YOU MAY ALSO VOTE USING THE INTERNET OR TELEPHONE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE EXERCISE OF THE PROXY.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on May 22, 2014:

This Notice, the Proxy Statement attached to this Notice and TrustCo’s Annual Report to shareholders for the year ended December 31, 2013 are available free of charge at http://www.cfpproxy.com/6892.

TRUSTCO BANK CORP NY

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

May 22, 2014

This proxy statement is furnished in connection with the solicitation by the board of directors of TrustCo Bank Corp NY (also referred to as “TrustCo” or the “Company”) of proxies to be voted at TrustCo’s Annual Meeting of Shareholders. The Annual Meeting will be held at 4:00 pm local time on Thursday, May 22, 2014, at Mallozzi’s Restaurant and Banquet House, 1930 Curry Road, Rotterdam, New York 12303. This proxy statement and the enclosed form of proxy were first mailed to shareholders on or about April 1, 2014.

The record date for the Annual Meeting is March 24, 2014. Only shareholders of record at the close of business on March 24, 2014 are entitled to notice of and to vote at the Annual Meeting. Shareholders of record on that date are entitled to one vote for each share of TrustCo common stock they hold. As of March 1, 2014, there were 94,564,026 shares of common stock outstanding.

The Annual Meeting will be held if a majority of the outstanding shares of TrustCo’s common stock, constituting a quorum, is represented at the meeting. If shareholders return a properly executed proxy card, their shares will be counted for purposes of determining a quorum at the meeting, even if they abstain from voting. Abstentions and broker non-votes count as shares present at the Annual Meeting for purposes of determining a quorum. If a shareholder owns shares in “street name” through a bank or broker, the shareholder may instruct his or her bank or broker how to vote the shares. A “broker non-vote” occurs when a shareholder who owns shares through a bank or broker fails to provide the bank or broker with voting instructions and either the bank or broker does not have the discretionary authority to vote the shares on a particular proposal or the bank or broker otherwise fails to vote the shares.

Under the rules of the NASDAQ Stock Market and the New York Stock Exchange, brokers do not have discretionary authority to vote shares on proposals that are not “routine.” Proposal 1 (Election of Directors) and Proposal 2 (Approval of a Nonbinding Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers) would not be considered routine matters under the NASDAQ Stock Market and New York Stock Exchange rules, so brokers do not have discretionary authority to vote shares held in street name on those proposals. If a shareholder wishes for his or her shares to be voted on these matters, the shareholder must provide his or her broker with voting instructions. Proposal 3 (Ratification of the Appointment of Crowe Horwath LLP as TrustCo’s Independent Auditors) is considered a routine matter, so the bank or broker will have discretionary authority to vote shares held in street name on this item.

All shares of TrustCo’s common stock represented at the Annual Meeting by properly executed proxies will be voted according to the instructions indicated on the proxy card. If shareholders return a signed proxy card but fail to instruct how the shares registered in their names must be voted, the shares will be voted as recommended by TrustCo’s board of directors. The board of directors recommends that shareholders vote:

•	“FOR” each of the nominees for director,

•	“FOR” the approval of the nonbinding advisory resolution approving the compensation of TrustCo’s named executive officers, and

•	“FOR” ratification of the appointment of Crowe Horwath LLP as TrustCo’s independent auditors.

If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority. TrustCo does not know of any other matters to be presented at the Annual Meeting.

Any shareholder executing a proxy solicited under this proxy statement has the power to revoke it by giving written notice to the Secretary of TrustCo at its main office address or at the meeting of shareholders at any time prior to the exercise of the proxy.

TrustCo will solicit proxies primarily by mail, although proxies also may be solicited by directors, officers, and employees of TrustCo or TrustCo’s wholly-owned subsidiary, Trustco Bank. These persons may solicit proxies personally or by telephone, and they will receive no additional compensation for such services. TrustCo also has retained Regan & Associates, Inc. to aid in the solicitation of proxies for a solicitation fee of $10,000 plus expenses and a delivery fee of $2,250. The entire cost of this solicitation will be paid by TrustCo.

THE ANNUAL MEETING

A description of the items to be considered at the Annual Meeting, as well as other information concerning TrustCo and the meeting, is set forth below.

Proposal 1 - Election of Directors

The first item to be acted upon at the Annual Meeting is the election of two directors to serve on the TrustCo board of directors. The nominees for election as directors for three-year terms expiring at TrustCo’s 2017 Annual Meeting are Anthony J. Marinello, M.D., Ph.D., and William D. Powers. Each of the nominees is an incumbent director and was approved by TrustCo’s board of directors.

TrustCo’s Certificate of Incorporation provides that TrustCo’s board of directors will consist of not less than five nor more than fifteen members, with, under TrustCo’s Bylaws, the total number of directors to be fixed by resolution of the board or the shareholders. Currently, the number of directors is fixed at eight. TrustCo’s Certificate of Incorporation and Bylaws require TrustCo’s board to be divided into three classes, as nearly equal in number as possible, with one class to be elected each year for a term of three years.

The pages that follow set forth information regarding TrustCo’s nominees, as well as information regarding the remaining members of TrustCo’s board. Proxies will be voted in accordance with the specific instructions contained in the proxy card; properly executed proxies that do not contain voting instructions will be voted “For” the election of TrustCo’s nominees. If any such nominee becomes unavailable to serve, the shares represented by all valid proxies will be voted for the election of such other person as TrustCo’s board may recommend. Each of TrustCo’s nominees has consented to being named in this proxy statement and to serve if elected. The board of directors has no reason to believe that any nominee will decline or be unable to serve if elected.

Information with regard to the business experience of each director and nominee and the ownership of common stock on December 31, 2013 has been furnished by each director and nominee or has been obtained from TrustCo’s records. TrustCo’s common stock is the only class of its equity securities outstanding.

INFORMATION ON TRUSTCO DIRECTORS AND NOMINEES

NOMINEES FOR ELECTION AS TRUSTCO DIRECTORS(1) FOR

THREE-YEAR TERMS TO EXPIRE IN 2017

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class
Anthony J. Marinello, M.D., Ph.D., Age 58, Physician. Director of TrustCo and Trustco Bank from 1995-present. Chairman of the Board of Directors of TrustCo and Trustco Bank for 2013. Dr. Marinello contributes his experience as an entrepreneur operating a successful medical practice and his skills for developing and evaluating business strategies.	85,417	*

William D. Powers, Age 72, Consultant. Chairman of the Board of Directors for TrustCo and Trustco Bank for 2012. Director of TrustCo and Trustco Bank from 1995-present. Mr. Powers contributes his experience as an entrepreneur operating a successful business enterprise and his skills for developing and evaluating business strategies.	135,598	*

*	Less than 1%

See footnotes on page 7.

OTHER TRUSTCO DIRECTORS(1)

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class
Dennis A. De Gennaro, Age 69, President and Chief Executive Officer, Camelot Associates, Corp. (commercial and residential home builder and developer). Director of TrustCo and Trustco Bank from 2009-present. Mr. De Gennaro is highly knowledgeable about commercial and residential real estate in the Capitol Region of New York and contributes his organization skills and experience from operating a successful business enterprise.	80,773	*

Joseph A. Lucarelli, Age 73, President, Traditional Builders (residential home builder and developer). Director of TrustCo and Trustco Bank from 1999-present. Chairman of the Board of Directors of TrustCo and Trustco Bank for 2014. Mr. Lucarelli is highly knowledgeable about commercial and residential real estate in the Capitol Region of New York and contributes his organization skills and experience from operating a successful business enterprise.	304,652	*

Thomas O. Maggs, Age 69, President, Maggs & Associates, The Business Insurance Brokers, Inc. (insurance broker). Director of TrustCo and Trustco Bank from 2005-present. Mr. Maggs contributes his experience as an entrepreneur operating a successful business enterprise and his skills for developing and evaluating business strategies.	77,259	*

Robert A. McCormick, Age 77, Chairman of TrustCo and Trustco Bank 2001-2008. Chairman, President & Chief Executive Officer of TrustCo and Trustco Bank 1984-2002. Director of TrustCo and Trustco Bank from 1980-present. Mr. McCormick retired as an executive officer of TrustCo and Trustco Bank as of November 1, 2002. Mr. McCormick has been associated with TrustCo for more than 30 years and has vast experience with all aspects of its operations. Robert A. McCormick is the father of Robert J. McCormick.	786,075	*

*	Less than 1%

See footnotes on page 7.

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class
Robert J. McCormick, Age 50, President and Chief Executive Officer of TrustCo since January 2004, Chairman 2009 and 2010, executive officer of TrustCo from 2001-present and President and Chief Executive Officer of Trustco Bank from November 2002-present. Director of TrustCo and Trustco Bank from 2005-present. Joined Trustco Bank in 1995. Mr. McCormick contributes his skills and knowledge obtained from being the chief executive officer of the Company and Trustco Bank. Robert J. McCormick is the son of Robert A. McCormick.	2,660,324	2.79

William J. Purdy, Age 79, President, Welbourne & Purdy Realty, Inc. Director of TrustCo and Trustco Bank from 1991-present. Chairman of the Board of Directors of TrustCo and Trustco Bank for 2011. Mr. Purdy contributes his knowledge regarding commercial and residential real estate, his experience as an entrepreneur operating a successful business enterprise, and his skills for developing and evaluating business strategies.	81,935	*

INFORMATION ON TRUSTCO EXECUTIVE OFFICERS

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation	No. of Shares (3)	Percent of Class
Robert T. Cushing, Age 58, Executive Vice President and Chief Financial Officer of TrustCo from January 2004-present, President, Chief Executive Officer and Chief Financial Officer of TrustCo from November 2002-December 2003. Executive officer of TrustCo and Trustco Bank from 1994-present. Joined TrustCo and Trustco Bank in 1994.	936,274	*

*	Less than 1%

See footnotes on page 7.

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation	No. of Shares (3)	Percent of Class
Robert M. Leonard, Age 51, Secretary of TrustCo and Trustco Bank 2003-2006 and 2009-present. Assistant Secretary of TrustCo and Trustco Bank 2006-2009. Executive Vice President of TrustCo and Trustco Bank from 2013-present. Senior Vice President of TrustCo and Trustco Bank from 2010-2013. Administrative Vice President of TrustCo and Trustco Bank 2004-2009. Executive officer of TrustCo and Trustco Bank from 2003-present. Joined Trustco Bank in 1986.	98,203	*

Scot R. Salvador, Age 46, Executive Vice President and Chief Banking Officer of TrustCo and Trustco Bank from January 2004-present. Executive officer of TrustCo and Trustco Bank from 2004-present. Joined Trustco Bank in 1995.	632,467	*

Eric W. Schreck, Age 47, Senior Vice President and Florida Regional President Trustco Bank from 2009-present. Treasurer of TrustCo from 2010-present. Executive officer of TrustCo and Trustco Bank from 2010-present. Joined Trustco Bank in 1989.	106,375	*

Sharon J. Parvis, Age 63, Assistant Secretary of TrustCo and Trustco Bank from 2005-present, Vice President of Trustco Bank from 1996-present. Executive officer of TrustCo and Trustco Bank from 2005-present. Joined Trustco Bank in 1987.	41,975	*

Thomas M. Poitras, Age 51, Assistant Secretary of TrustCo and Trustco Bank 2003-2006 and 2009-present. Secretary of TrustCo and Trustco Bank 2006-2009, Administrative Vice President of Trustco Bank from 2011-present. Vice President of Trustco Bank from 2001-2010. Executive officer of TrustCo and Trustco Bank from 2005-present. Joined Trustco Bank in 1986.	77,517	*

*	Less than 1%

TRUSTCO DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS AS A GROUP (14 INDIVIDUALS) BENEFICIALLY OWN 6,104,844 SHARES OF COMMON STOCK, WHICH REPRESENTS 6.33% OF THE OUTSTANDING SHARES.

See footnotes on page 7.

Footnotes:

(1)	Directors of TrustCo Bank Corp NY are also directors of Trustco Bank.
(2)	Each of the directors has held, or retired from, the same position or another executive position with the same employer during the past five years.
(3)

Each director and executive officer named herein has sole voting and investment power with respect to the shares listed above except as noted below. Voting or investment power is shared by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or executive officers: Dennis A. De Gennaro, 75,326 shares, Dr. Anthony J. Marinello, 34,478 shares; William D. Powers, 124,501 shares; and Robert J. McCormick, 208,561 shares. Voting or investment power is held by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or executive officers, each of whom disclaims beneficial ownership of such securities: Joseph A. Lucarelli, 23,805 shares; Dr. Anthony J. Marinello, 6,426 shares; Robert A. McCormick, 69,994 shares; Robert M. Leonard, 18,216 shares; Eric W. Schreck, 687 shares; and Thomas M. Poitras, 2,194 shares. Included for Robert J. McCormick are 603,859 shares in trust at Trustco Bank for which Robert J. McCormick is co-trustee, and 379,217 shares that are held by Trustco Bank as a co-trustee of trusts for the benefit of Robert J. McCormick or his family. The number of shares described above as beneficially owned by each of the directors and executive officers includes options to acquire the following number of shares that are either currently exercisable or will become exercisable within 60 days of the date of this proxy statement: Robert T. Cushing, 413,700 shares; Dennis A. De Gennaro, 2,000 shares, Robert M. Leonard, 40,200 shares; Joseph A. Lucarelli, 10,000 shares; Thomas O. Maggs, 6,000 shares; Dr. Anthony J. Marinello, 10,000 shares; Robert A. McCormick, 10,000 shares; Robert J. McCormick, 927,400 shares; William D. Powers, 10,000 shares; William J. Purdy, 10,000 shares; Scot R. Salvador, 513,700 shares; Sharon J. Parvis, 34,000 shares; Thomas M. Poitras, 35,200 shares, and Eric W. Schreck, 31,000 shares.

Board Meetings and Committees

TrustCo’s full board held eight meetings during 2013. All of the directors, except for Robert A. McCormick and Robert J. McCormick, would be considered to be “independent directors” under the listing qualifications rules for companies such as TrustCo, whose shares are traded on The NASDAQ Stock Market. TrustCo’s independent directors met in executive session twice during 2013. All directors fully attended all eight board meetings and all independent directors fully attended both executive session meetings during 2013.

TrustCo maintains a Nominating and Corporate Governance Committee, an Audit Committee, and a Compensation Committee. The charters of each of the committees may be found on TrustCo’s website (www.trustcobank.com) under the “Investor Relations” tab.

The Nominating and Corporate Governance Committee held four meetings in 2013. The directors currently serving on the Nominating and Corporate Governance Committee are Joseph A. Lucarelli (Chairman), Dennis A. De Gennaro, Thomas O. Maggs, Dr. Anthony J. Marinello, William D. Powers, and William J. Purdy. All members fully attended all four meetings during 2013. The function of the Nominating and Corporate Governance Committee is to assist the board by recommending and reviewing individuals for consideration as directors and develop and annually review governance guidelines applicable to the Company.

TrustCo’s Audit Committee held four meetings in 2013. The directors currently serving on the Audit Committee are William D. Powers (Chairman), Dennis A. De Gennaro, Joseph A. Lucarelli, Dr. Anthony J. Marinello, Thomas O. Maggs, and William J. Purdy. All members fully attended all four meetings during 2013. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements; the committee’s functions also include the review of TrustCo’s and Trustco Bank’s internal audit procedures and the review of the adequacy of internal accounting controls for TrustCo and Trustco Bank. In addition, the Audit Committee annually recommends the use of external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources. Please refer to the discussion under “Audit Committee” for a more detailed description of the Audit Committee’s activities.

TrustCo’s Compensation Committee held seven meetings in 2013. The directors currently serving on the Compensation Committee are Joseph A. Lucarelli (Chairman), Dennis A. De Gennaro, Thomas O. Maggs, Dr. Anthony J. Marinello, William D. Powers, and William J. Purdy. All members fully attended all seven meetings during 2013. The function of the Compensation Committee is to determine the compensation of the executive officers and to review general compensation practices of TrustCo and Trustco Bank. Please refer to the discussion under “Executive Compensation” for a more detailed description of the Compensation Committee’s activities.

Board Leadership Structure and Role in Risk Oversight

The position of TrustCo’s chairman of the board and the office of its president and chief executive officer are held by different persons. The chairman of the board, Joseph A. Lucarelli is an independent director who has been a member of the board since 1999. Mr. Lucarelli became chairman in January 2014. The policy of TrustCo’s board of directors is that the positions of chief executive officer and chairman of the board should be separated and that the position of chairman of the board should rotate among TrustCo’s independent directors on an annual basis. Mr. Lucarelli is a member of the Nominating and Corporate Governance Committee, the Audit Committee, and the Compensation Committee.

The board of directors has determined that the separation of the roles of chairman of the board and chief executive officer will enhance board independence and oversight. More specifically, the board believes that separating the roles will allow the Company’s president and chief executive officer, Robert J. McCormick, to better focus on developing and implementing corporate initiatives, enhancing shareholder value and strengthening our business and operations, while allowing the chairman of the board to lead the board in its fundamental role of providing advice to, and independent oversight of, management.

The board of directors as a whole is ultimately responsible for risk management oversight of TrustCo and its subsidiaries; in carrying out its responsibilities in this area, the board has delegated important duties to its committees. For example, the Audit Committee assists the full board with respect to the adequacy of TrustCo’s internal controls and financial reporting process, the independence and performance of TrustCo’s internal and external auditors, and compliance with legal and regulatory requirements. In addition, the Compensation Committee has the authority to conduct annual reviews of the Company’s incentive compensation practices to assess the extent to which such arrangements and practices encourage risk-taking and whether the level of encouragement of such risk-taking is appropriate under the circumstances. The Compensation Committee has concluded that the compensation policies are not reasonably likely to have a material adverse effect on the Company.

The entire board reviews and approves, on an annual basis, all significant policies that address risk within TrustCo’s consolidated organization, including credit risk, interest rate risk, liquidity risk, and compliance risk. The board monitors risk through reports received on a periodic basis from management, and the board annually approves the Company’s contingency plan as well as its insurance program.

Director Nominations

Each of the nominees slated for election at the Annual Meeting was considered and selected by the Nominating and Corporate Governance Committee and unanimously approved by TrustCo’s independent directors.

The Nominating and Corporate Governance Committee is appointed by the board of directors in part to review and identify individuals qualified to become board members and to recommend to the board the director nominees for the Annual Meeting of Shareholders.

As a general matter, the board believes that a candidate for board membership should have high personal and professional ethics, integrity, and values; an inquiring and independent mind, practical wisdom, and mature judgment; broad policy-making experience in business, government, or community organizations; expertise useful to TrustCo and complementary to the background and experience of other board members; willingness to devote the time necessary to carrying out the duties and responsibilities of board membership; commitment to serve on the board over a period of several years to develop knowledge about TrustCo, its strategy, and its principal operations; and willingness to represent the best interests of all of TrustCo’s constituencies. Although neither the committee nor the full board of directors has a formal policy with respect to diversity, the committee and the board have a general objective of having a board that encompasses a broad range of talents and expertise and reflects a diversity of background, experience, and viewpoints.

After a potential candidate is identified, the committee will investigate and assess the qualifications, experience, and skills of the candidate. The investigation process may, but need not, include one or more meetings with the candidate by a member or members of the committee. From time to time, but at least once each year, the committee meets to evaluate the needs of the board and to discuss the candidates for nomination to the board. Such candidates may be presented to the shareholders for election or appointed to fill vacancies. All nominees must be approved by the committee and by a majority of the independent members of the board.

The committee will consider written recommendations by shareholders for nominees for election to the board. The persons identified in such recommendations will be evaluated under the same criteria and procedures used for other board candidates. Under TrustCo’s Bylaws, written nominations of persons for election to the board of directors must be delivered or mailed to the board not less than 14 and not more than 50 days prior to any meeting of shareholders called for the purpose of the election of directors, or not later than 7 days prior to the meeting if less than 21 days notice of the meeting is provided.

Audit Committee

The Audit Committee of TrustCo’s board is responsible for providing oversight of TrustCo’s accounting functions, internal controls, and financial reporting process. The Audit Committee is composed of six directors, each of whom is independent under the listing standards of The NASDAQ Stock Market, and each member of the Audit Committee satisfies the “financial sophistication” requirement also set forth in those listing standards. Each Audit Committee member also satisfies the additional independence requirements contained in the Securities Exchange Act of 1934 for members of public company audit committees. The board of directors has determined the Company does not have an Audit Committee “financial expert” serving on its Audit Committee. However, to assist in the performance of its duties, the Audit Committee retained Marvin and Company, PC, an independent accounting firm, as a consultant to the committee. As consultants to the Audit Committee, Marvin and Company managing partner participates, completely in all Audit Committee meetings, reviews all materials presented to the Audit Committee, serves to respond to questions and inquiries from Audit Committee members and questions internal audit department personnel, representatives of the Company, independent accountants and management prior to, during and as follow up to Audit Committee meetings.

TrustCo’s board believes that in order to fulfill all the functions of the board and the Audit Committee, each member of the board and the Audit Committee should meet all the criteria that have been established by the board for board membership and that it is not in the best interests of TrustCo to nominate as a director someone who does not have all the experience, attributes, and qualifications that TrustCo seeks. Further, the board believes that the present members of the Audit Committee have sufficient knowledge and experience in financial affairs to effectively perform their duties.

The Audit Committee operates under a written charter approved by the board of directors. Each year, the Audit Committee reviews the adequacy of the charter and recommends any changes or revisions that the committee considers necessary or appropriate. A copy of the amended Audit Committee’s charter may be found on TrustCo’s website (www.trustcobank.com) under the “Investor Relations” tab.

The following table presents fees for professional audit services, as well as other professional or consulting services, rendered by Crowe Horwath LLP, TrustCo’s independent accounting firm. The services included audits of TrustCo’s annual consolidated financial statements for the years ended December 31, 2013 and 2012 and of the effectiveness of internal controls over financial reporting, tax return preparation services, and fees billed for other services provided by Crowe Horwath LLP during 2013 and 2012.

	2013	2012
Audit fees	$362,000	$369,500
Audit related fees(1)	2,750	—
Tax fees(2)	191,140	137,477
All other fees(3)	27,000	—

Total fees	$582,890	$506,977

(1)	For 2013, audit related fees consisted of accounting research.
(2)	For 2013 and 2012, tax fees consisted of tax return preparation services and assistance with tax audits.
(3)	For 2013, all other fees consisted of services provided for the XBRL structure and content reviews of the 10K filing.

It is the Audit Committee’s policy to preapprove all audit and nonaudit services provided by the Company’s independent accountants. In considering nonaudit services, the Audit Committee will consider various factors including, but not limited to, whether it would be beneficial to have the service provided by the independent accountants and whether the service could compromise the independence of the independent accountants. In certain circumstances, the Audit Committee’s policies and procedures provide the committee’s chairman with the authority to preapprove services from the Company’s independent accountants, which such approval is then reviewed and approved at the next Audit Committee meeting. Accordingly, all of the services described above were approved by the Audit Committee.

Audit Committee Report. The Audit Committee’s responsibility is to monitor and oversee TrustCo’s financial reporting and audit processes and to otherwise conduct its activities as provided for in its charter. Management is responsible for TrustCo’s internal controls and financial reporting process. TrustCo’s independent accountants for 2013, Crowe Horwath LLP, were responsible for performing an independent audit of TrustCo’s consolidated financial statements and the effectiveness of TrustCo’s internal controls over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. TrustCo’s Internal Audit Department is responsible for monitoring compliance with internal policies and procedures. In performing its oversight, the Audit Committee reviews the performance of Crowe Horwath LLP and TrustCo’s internal auditors.

In connection with these responsibilities, the Audit Committee met with management and Crowe Horwath LLP to review and discuss TrustCo’s December 31, 2013 and 2012 consolidated financial statements. The Audit Committee also discussed with Crowe Horwath LLP the matters required to be communicated to audit committees in accordance with professional standards and received the written disclosures and a letter from Crowe Horwath LLP required by relevant regulatory and professional standards regarding auditor communications with audit committees concerning independence.

Based upon the Audit Committee’s discussions with management and the independent accountants, and its review of the information described in the preceding paragraphs, the Audit Committee recommended that the board of directors include the audited consolidated financial statements in TrustCo’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE:	William D. Powers, Chairman
Dennis A. De Gennaro
Joseph A. Lucarelli
Dr. Anthony J. Marinello
Thomas O. Maggs
William J. Purdy

Communications to Board and Shareholder Meeting Attendance

TrustCo provides an informal process for shareholders to send communications to the board. Shareholders who wish to contact the board or any of its members may do so in writing to TrustCo Bank Corp NY, Attention: Corporate Secretary, P.O. Box 1082, Schenectady, New York 12301-1082.

Although TrustCo does not have a policy with regard to board members’ attendance at the Annual Meeting of Shareholders, the directors are encouraged to attend such meetings, and all of the directors attended the 2013 Annual Meeting.

Vote Required and Recommendation

The two nominees for election to the TrustCo board for three-year terms expiring at the 2017 Annual Meeting of Shareholders who receive the greatest number of votes will be elected to the board. Each nominee must, however, receive the affirmative vote of a majority of the outstanding shares of TrustCo common stock in order to be elected a director.

THE TRUSTCO BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE TRUSTCO DIRECTOR NOMINEES AS TRUSTCO DIRECTORS, WHICH IS ITEM 1 ON THE TRUSTCO PROXY CARD.

Proposal 2 - Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers

Section 14A to the Securities Exchange Act of 1934 that requires TrustCo to provide shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the named executives officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of the named executive officers and the accompanying narrative. (This matter is often referred to as a “say-on-pay” proposal.)

Although TrustCo’s shareholders have approved having the say-on-pay vote every third year, TrustCo’s Compensation Committee and the full board of directors have determined that an annual advisory vote on the compensation of the named executive officers would better serve the Company and its shareholders. In the view of the board, since the compensation of the named executive officers is evaluated, adjusted as appropriate, and approved on an annual basis, the views of the Company’s shareholders as expressed in the say-on-pay advisory vote should also be considered annually. Annual advisory votes, in the view of the board, provide an effective means of communicating shareholder concerns about the Company’s executive compensation programs.

The say-on-pay proposal described below gives TrustCo shareholders the opportunity to endorse, or not endorse, the compensation of the named executive officers. The vote on the proposal is not intended to address any specific element of executive compensation. Further, the vote is advisory, which means that it is not binding on TrustCo, its board of directors, or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions.

As discussed in more detail in the Compensation Discussion and Analysis, TrustCo seeks to offer a compensation structure designed to compare favorably with its peer group while taking into account the experience and responsibilities of the particular executive officer. TrustCo also seeks to provide compensation incentives that promote the enhancement of shareholder value in conjunction with maximizing, executive talent, rewarding a high level of performance and managing and minimizing the level of risk inherent in the compensation program. The Compensation Committee and the board of directors believe that the policies and procedures described in the Compensation Discussion and Analysis are effective in implementing the Company’s compensation program and achieving its goals and that the compensation of the Company’s named executive officers in 2013 reflects and supports these compensation policies and procedures.

Resolution

In light of the foregoing, TrustCo is asking shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of TrustCo Bank Corp NY approve, on an advisory basis, the compensation of the named executive officers, as disclosed in TrustCo’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table, and the other related tables and narrative disclosure.

Vote Required and Recommendation

The affirmative vote of a majority of all of TrustCo’s issued and outstanding shares of common stock is required to adopt the foregoing resolution approving the compensation of TrustCo’s named executive officers. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as a vote “against” this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.

THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE FOR THIS PROPOSAL, WHICH IS ITEM 2 ON THE TRUSTCO PROXY CARD.

Proposal 3 - Ratification of the Appointment of Independent Public Accounting Firm

The Audit Committee of TrustCo’s board of directors has recommended, and the board of directors on February 18, 2014 has reappointed Crowe Horwath LLP as TrustCo’s independent accountants for the year ending December 31, 2014. At the Annual Meeting, shareholders will consider and vote on the ratification of the engagement of Crowe Horwath LLP for the fiscal year ending December 31, 2014. Information with respect to the services provided in 2013 and 2012 to TrustCo by Crowe Horwath LLP is presented under the Audit Committee discussion, above. Representatives of Crowe Horwath LLP are expected to be present at the Annual Meeting to make a statement if they so desire and are also expected to be available to respond to appropriate questions that may be raised.

Vote Required and Recommendation

The affirmative vote of a majority of all of TrustCo’s issued and outstanding shares of common stock is required to ratify the appointment of Crowe Horwath LLP as TrustCo’s independent accountants for the year ending December 31, 2014. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as a vote “against” this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.

THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE FOR THIS PROPOSAL, WHICH IS ITEM 3 ON THE TRUSTCO PROXY CARD.

Other Matters

TrustCo’s board of directors is not aware of any other matters that may come before the Annual Meeting. If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (the “CD&A”) describes the objectives, policies and components of TrustCo’s 2013 executive compensation program for its named executive officers. In addition, the CD&A will discuss and analyze the decisions of and actions taken by the Compensation Committee during, before and after 2013 as those decisions and actions relate to such objectives and policies and the compensation paid to or earned by the named executive officers during 2013.

Named Executive Officers

TrustCo has identified the following executive officers as its named executive officers for 2013:

•	Robert J. McCormick, President & Chief Executive Officer, TrustCo and Trustco Bank

•	Robert T. Cushing, Executive Vice President & Chief Financial Officer, TrustCo and Trustco Bank

•	Scot R. Salvador, Executive Vice President & Chief Banking Officer, TrustCo and Trustco Bank

•	Robert M. Leonard, Executive Vice President & Secretary, TrustCo and Trustco Bank.

•	Eric W. Schreck, Treasurer, TrustCo, and Senior Vice President, Trustco Bank

Objectives of Executive Compensation Program

Our executive compensation program is designed to promote the following compensation objectives:

•	Encourage and reward the achievement of our short- and long-term financial and strategic objectives;

•	Align executive interests with the interests of our shareholders to ensure their focus on long-term return to shareholders and consideration of excessive risk mitigation; and

•	Provide a comprehensive compensation program that fosters the retention of current executive officers and will serve to attract new highly-talented, results-driven executives as the need may arise.

Executive Summary of Compensation Decisions for 2013

For the past several years, TrustCo has been transitioning its executive compensation program from a program with an emphasis on short-term and fixed pay to a program that puts a greater emphasis on long-term and performance-based compensation. The following summary highlights the key decisions made and actions taken by the Compensation Committee during and prior to 2013 with respect to the compensation paid to and earned by the named executive officers for 2013.

•	Promotion of Mr. Leonard – In July of 2013, in recognition of his excellent service to the Company in various positions over twenty-seven (27) years, the Company promoted

Mr. Leonard to Executive Vice President and a member of the senior management team. In connection therewith, and consistent with the compensation and benefits provided to other Executive Vice Presidents, TrustCo entered into an employment agreement with Mr. Leonard, and approved his participation in the Company’s Executive Medical Reimbursement Plan.

•

Base Salary – For the fourth consecutive year, the Compensation Committee determined not to increase the 2013 base salary for Mr. McCormick, which has remained frozen since 2009. The base salaries for Messrs. Cushing and Salvador also remained unchanged for 2013. Moreover, consistent with this approach, in December of 2013, the Compensation Committee determined not to increase the 2014 base salaries for Messrs. McCormick, Cushing and Salvador. The decision to de-emphasize salary increases for these executives has not been due to performance, but rather reflects the Compensation Committee’s desire to transition from a prior emphasis on fixed compensation to a greater emphasis on performance-based compensation via annual and long-term incentives. For example, during 2010 the base salary for Mr. McCormick represented 69.61% of his total compensation compared with 41.36% for 2013. The Compensation Committee expects this percentage to continue to decrease in 2014. Mr. Leonard received a base salary increase of approximately 11% from $175,000 to $195,000 based on his performance during 2012. He also received an increase in July of 2013 to $220,000 which coincides with his promotion to Executive Vice President. Mr. Schreck received a modest base salary increase of approximately 3% from $240,000 to $247,500 for 2013, roughly in line with average annual salary increases nationwide and consistent with increases during each of the past several years based on his performance and the Compensation Committee’s views as to the appropriate positioning of his compensation relative to peer group practices.

•

Long-Term Equity Incentive Compensation – For 2013, TrustCo awarded a combination of time-vested options and restricted stock units and performance-based performance share awards to the named executive officers. Consistent with the Company’s continued emphasis on and transition to performance-based compensation the Compensation Committee reduced the level of time-vested options and restricted stock unit awards and increased the level of performance share awards.

•

Executive Officer Incentive Plan – For 2013, the Compensation Committee continued the operation of the Company’s Executive Officer Incentive Plan, which provides for the payment of annual cash bonuses based on the achievement of pre-defined annual relative performance goals that either meet or exceed the performance of the Company’s peer group. However, consistent with the Company’s desire to place more emphasis on long-term compensation the plan was amended for 2014 to provide that a portion of the bonuses would be subject to long-term performance.

•

Supplemental Retirement Plan (SERP) Bonus – For 2013, the Company made payments to Mr. McCormick, Mr. Cushing, and Mr. Salvador, as required in their employment agreements, in an amount equal to the incremental amount that would have been credited to them under the TrustCo Supplemental Retirement Plan, which was frozen in 2008, to make up for the limitations on compensation and annual benefits imposed on the Company’s Retirement Plan by the Internal Revenue Code. In connection with his promotion to the senior management team, and consistent with the supplemental retirement benefits awarded to the other members of the senior management team, the Company also provided a retirement make-whole payment to Mr. Leonard.

Highlights of 2013 Business Results

TrustCo continued its strong performance in 2013. Net income increased by 6.1% over net income for 2012. Nonperforming assets decreased 15.1% to 1.15% of total assets and return on average equity rose 45 basis points to 11.15% for 2013. This strong performance contributed to an increase in our stock price resulting in total shareholder return of 42.17% for our stockholders in 2013 compared with 31.05% for our peer group. The Committee attributes this exceptional performance in part to the efforts of the Company’s executive officers, including the named executive officers, whose efforts are encouraged and rewarded by the Company’s executive compensation program.

Compensation Committee and Management Role in Determining Compensation for the Named Executive Officers

The Compensation Committee has responsibility for overseeing the Company’s executive compensation policies and practices, including establishing annual salaries, long-term incentive and equity incentive arrangements, annual incentive arrangements, and all other benefits and other compensation programs for the Company’s named executive officers. The Compensation Committee is solely responsible for setting the compensation of Mr. McCormick, the Company’s chief executive officer (“CEO”). As for the other named executive officers, our CEO generally makes recommendations to the Compensation Committee, which then evaluates the recommendations in light of the named executive officers’ performance, the Company’s performance and other factors, and then determines the levels and structure of compensation for these executives.

In making its decisions, the Compensation Committee will consider a number of factors including among others:

•	TrustCo’s and Trustco Bank’s attainment of net income goals;

•	The Company’s operating performance against its peers;

•	Total shareholder return over a one to five-year period and total shareholder return in relation to total compensation;

•	Total asset targets;

•	Overall profitability from year to year; and

•

Banking experience of individual named executive officers, the scope of their responsibility within the overall organization, and their individual performance and specific contributions they made to TrustCo and Trustco Bank during the course of the year.

The Compensation Committee also considers other relevant factors, including involvement in the community that might better position the organization to serve the immediate needs of Trustco Bank’s market. The Compensation Committee generally considers most or all of the above criteria, but does not generally assign a specific weight to any of these factors in making compensation decisions and may choose certain criteria in one year and others in other years. Except for specific goals set with respect to certain compensation programs described herein or otherwise set forth below, the Compensation Committee makes compensation decisions on a discretionary basis considering such factors and criteria as it deems appropriate from year to year.

Use of Peer Companies

As part of the Company’s analysis, review and implementation of its executive compensation program, the Compensation Committee reviews certain aspects of the financial performance of a group of companies the Company considers to be peer companies as well as the compensation paid to certain executive officers of these peer companies. For example, annual bonus awards paid pursuant to the Company’s Executive Officer Incentive Plan are based on the achievement of certain performance metrics relative to the achievement of the same metrics by these peer companies. In addition, the Compensation Committee typically reviews the total compensation, including base salary, incentive compensation, equity awards and other compensation, paid to the top three to five executive officers of these peer companies. While Compensation Committee considers certain aspects of the financial performance of peer companies and the compensation paid to the named executive officers of peer companies relative to the Company’s performance and compensation paid to the Company’s named executive officers, it doesn’t specifically benchmark compensation against these peer companies, but rather uses the information as a general guide to setting compensation for the Company’s named executive officers.

In December of 2011, the Compensation Committee selected a peer group composed of New York, New Jersey and Florida based banks and thrifts with assets of between $2 and $10 billion (as of September 30, 2012). The resulting peer group contained 19 banks, of which nine were based in New York, seven were based in New Jersey and three were based in Florida. The Compensation Committee felt that since the Company’s major market areas are in Upstate New York, Downstate New York/Northern New Jersey and Florida, these comparably-sized companies were a reasonable representation of its peers. The Company also has branch offices in Vermont and Massachusetts, but it views those offices as extensions of its Upstate New York operations. As of December 31, 2012, the Company had total assets of approximately $4.3 billion.

The Company’s peer group selected in 2012 consisted of the following companies (the “2012 Peer Group”).

Capital City Bank Group, Inc.

CenterState Bank, Inc.

Community Bank System, Inc.

Dime Community Bancshares, Inc.

Financial Institutions, Inc.

Flushing Financial Corporation

Hudson Valley Holding Corp.

Kearny Financial Corp.

Lakeland Bancorp, Inc.

NBT Bancorp Inc.

Northfield Bancorp, Inc.

OceanFirst Financial Corp.

Oritani Financial Corp.

Provident Financial Services, Inc.

Provident New York Bancorp

Seacoast Banking Corporation of Florida

Sterling Bancorp

Sun Bancorp, Inc.

Tompkins Financial Corp.

In addition, for 2012, the Compensation Committee also reviewed compensation paid to the executive officers of companies in a peer group designed by Institutional Shareholder Services, Inc. (“ISS”), a third-party provider of corporate governance research and analysis and shareholder advisory services for TrustCo in 2012. The ISS peer group was composed of companies having the same Global Industry Classification Standard as the Company and a similar asset size and market value.

The ISS peer group consisted of the following companies (the “ISS 2012 Peer Group”).

Bank Mutual Corporation

Beneficial Mutual Bancorp, Inc.

Berkshire Hills Bancorp, Inc.

Bofl Holding, Inc.

Brookline Bancorp, Inc.

Capital Federal Financial, Inc.

Dime Community Bancshares, Inc.

Doral Financial Corporation

First Financial Holdings, Inc.

Flushing Financial Corporation

Kearny Financial Corp.

MGIC Investment Corporation

NBT Bancorp Inc.

Northfield Bancorp, Inc.

Northwest Bancshares, Inc.

OceanFirst Financial Corp.

Ocwen Financial Corporation

Oritani Financial Corp.

Provident Financial Services, Inc.

Provident New York Bancorp

Radian Group Inc.

ViewPoint Financial Group, Inc.

WSFS Financial Corporation

In December of 2012, when considering increases in 2013 base salaries and changes to the structure of the Executive Officer Incentive Plan for 2013 for the named executive officers, the Compensation Committee reviewed and took into consideration the base salary and total compensation paid to the top three executive officers of the companies in the 2012 Peer Group. Based in part on this comparative analysis, the Compensation Committee concluded that in general, total compensation paid to the Company’s top three executive officers (Messrs. McCormick, Cushing and Salvador) for 2012 was within market practices and determined not to increase the fixed base salaries for these three executive officers for 2012. In addition, as a result of this peer group analysis the Compensation Committee determined to slightly increase the threshold, target and maximum percentages of base salary that could be earned by these named executive officers for achieving certain performance metrics under the Executive Officer Incentive Plan during 2013.

For 2011 (the most recent period for which such information was available), the median and average total compensation for the two separate peer groups was as follows:

	2012 Peer Group	ISS Peer Group
CEO
Median	1,550,000	1,407,000
Average	2,460,000	2,506,000

Second most highly paid Executive Officer
Median	720,000	653,000
Average	1,187,000	1,304,000

Third most highly paid Executive Officer
Median	670,000	590,000
Average	1,045,000	1,025,000

In December of 2013, the Compensation Committee again selected a peer group based on the same geographical and asset criteria (as of September 30, 2013) used in 2012. The resulting peer group contained 21 banks, of which eleven were based in New York, seven were based in New Jersey and three were based in Florida. The Compensation Committee felt that since the Company’s major market areas are in Upstate New York, Downstate New York/Northern New Jersey and Florida, these comparably-sized companies were a reasonable representation of its peers. The Company also has branch offices in Vermont and Massachusetts, but it views those offices as extensions of its Upstate New York operations. As of December 31, 2013, the Company had total assets of approximately $4.5 billion.

The Company’s peer group selected in 2013 consisted of the following companies (the “2013 Peer Group”).

Arrow Financial Corporation

Capital Bank Financial Corporation

Capital City Bank Group, Inc.

CenterState Bank, Inc.

Community Bank System, Inc.

Dime Community Bancshares, Inc.

Financial Institutions, Inc.

First of Long Island Corporation

Flushing Financial Corporation

Hudson Valley Holding Corp.

Kearny Financial Corp.

Lakeland Bancorp, Inc.

NBT Bancorp Inc.

Northfield Bancorp, Inc.

OceanFirst Financial Corp.

Oritani Financial Corp.

Provident Financial Services, Inc.

Provident New York Bancorp

Seacoast Banking Corporation of Florida

Sun Bancorp, Inc.

Tompkins Financial Corp.

In addition, for 2013, the Compensation Committee also reviewed compensation paid to the executive officers of companies in a peer group designed by Institutional Shareholder Services, Inc. (“ISS”), a third-party provider of corporate governance research and analysis and shareholder advisory services for TrustCo in 2012. The ISS peer group was composed of companies having the same Global Industry Classification Standard as the Company and a similar asset size and market value.

The ISS peer group consisted of the following companies (the “ISS 2013 Peer Group”).

Bank Mutual Corporation

BBX Capital Corp.

Beneficial Mutual Bancorp, Inc.

Berkshire Hills Bancorp, Inc.

Bofl Holding, Inc.

Brookline Bancorp, Inc.

Capital Federal Financial, Inc.

Dime Community Bancshares, Inc.

Doral Financial Corporation

First Financial Holdings, Inc.

Flushing Financial Corporation

Kearny Financial Corp.

MGIC Investment Corporation

NBT Bancorp Inc.

Northfield Bancorp, Inc.

Northwest Bancshares, Inc.

OceanFirst Financial Corp.

Ocwen Financial Corporation

Oritani Financial Corp.

Provident Financial Services, Inc.

Provident New York Bancorp

Radian Group Inc.

ViewPoint Financial Group, Inc.

WSFS Financial Corporation

In December of 2013, as part of its year-end review of the Company’s executive compensation program, the Compensation Committee again reviewed the base salary and total compensation paid to the top five executive officers of the companies in the 2013 Peer Group and concluded that in general, total compensation paid to the Company’s top three executive officers (Messrs. McCormick, Cushing and Salvador) for 2012 was within market practices. Both Mr. Leonard’s and Mr. Schreck’s base salary and total compensation were below the average and median compensation levels for the fourth and fifth highest paid executive officers of both peer groups. For 2012 (the most recent period for which such information was available), the median and average total compensation for the two separate peer groups was as follows:

	2013 Peer Group	ISS Peer Group
CEO
Median	1,207,000	1,629,000
Average	1,971,000	2,191,000

Second most highly paid Executive Officer
Median	704,000	838,000
Average	1,069,000	1,976,000

Third most highly paid Executive Officer
Median	648,000	707,000
Average	948,000	920,000

Fourth most highly paid Executive Officer
Median	557,000	555,000
Average	840,000	672,000

Fifth most highly paid Executive Officer
Median	461,000	456,000
Average	457,000	527,000

The total compensation for 2012 for Messrs. McCormick, Cushing, Salvador, Leonard, and Schreck was $2,038,000, $1,301,000, $1,197,000, $348,000, and $441,000, respectively. The Compensation Committee is of the opinion that the base salaries and total compensation of the

Company’s top three named executive officers (Messrs. McCormick, Cushing and Salvador) is competitive with the peer group, taking into account the scope of their respective responsibilities, the compensation paid by the peer group for similar positions and the performance of the Company relative to the peer group, while the base salaries and total compensation of Messrs. Leonard and Schreck remain below the average and median compensation levels for the fourth and fifth highest paid executive officers of both peer groups.

While the Company is of similar size to the members of its peer group, the Compensation Committee also takes into consideration the unique size of the Company’s executive group as compared to other companies in the peer group. TrustCo and Trustco Bank currently operate with three senior executive officers, all of whom have a very broad scope of responsibilities; whereas the Compensation Committee believes the other institutions in the Company’s peer group have a larger pool of such officers. Messrs. McCormick, Cushing, and Salvador oversee all of the Company’s operating departments, including the departments headed by Mr. Leonard, and Mr. Schreck, and generally shoulder more responsibility than the top three executive officers among the peer companies. Utilizing recent performance data, the Compensation Committee concluded the Company’s overall performance compared favorably with that of the Company’s 2012 Peer Group. Through September 30, 2013, TrustCo’s return on average equity was (on an annualized basis) 10.91% compared to a 2013 Peer Group median of 7.81% and a 2013 Peer Group average of 8.38%. For the same period, TrustCo’s efficiency ratio was (on an annual basis) 52.99%, compared to the 2013 Peer Group median of 62.42%, and a 2013 Peer Group average of 65.10%. In general, the Compensation Committee believes the Company’s senior executive officers’ compensation levels are appropriate based upon the committee’s analysis of the responsibilities of those officers and the Company’s financial performance.

Finally, in February of 2014, the Compensation Committee reviewed the financial performance of the members of the 2013 Peer Group as of December 31, 2013 compared with the Company’s performance as of December 31, 2013 in order to assess the level of achievement of the Company performance goals under the Executive Incentive Plan. See below under the heading Executive Officer Incentive Plan for 2013 for a discussion of the Company’s performance during 2013 and the resulting compensation paid to the named executive officers under the Executive Officer Incentive Plan.

Compensation Consultants

The Company periodically retains independent compensation consultants to assess the compensation of the named executive officers and certain other executives to ensure pay competitiveness. In addition, the Compensation Committee has the authority to retain compensation consultants, periodically reviews information provided by or through third-party sources, and often relies on TrustCo’s Human Resources Department to gather such information.

In connection with the Company’s implementation of its performance share award program in 2012, the Company’s management team retained James F. Reda & Associates to help design a long-term incentive compensation program that had a performance-vesting component. Neither the

Company nor the Compensation Committee formally retained or sought advice from a compensation consultant during 2013.

2013 Executive Compensation Program

For 2013 there were three basic elements to TrustCo’s executive compensation program, each of which has sub-elements: annual compensation (comprised of salary, incentive bonus and other annual benefits), long-term compensation (comprised of stock options, restricted stock units, performance shares and the performance bonus program), and retirement compensation (comprised of defined benefit pension plan, the profit sharing/401(k) plan, and supplemental retirement plan). As a general matter, the Compensation Committee initially considers total compensation levels of its peer group prior to making compensation decisions with respect to each of the individual elements of executive compensation.

The description below provides discussion and analysis for each element of TrustCo’s executive compensation program for 2013, including the relevant history of those components and the compensation decisions made for 2013.

Annual Compensation

Base Salary. Annual salary is the base compensation for the Company’s named executive officers and is intended to provide a portion of compensation which is fixed to give our named executive officers resources upon which to live and provide them with a certain level of financial security. The salaries for our named executive officers are established based upon the scope of their respective responsibilities, taking into account competitive market compensation paid by the peer group for similar positions along with the performance of these companies relative to the performance of the Company. Salaries are reviewed at least annually and are also reviewed upon the request of the board of directors.

For 2013, the Compensation Committee determined not to increase the base salaries for Messrs. McCormick, Cushing and Salvador, which remained fixed at $880,000, $640,000 and $510,000, respectively. In making this determination, the Compensation Committee reviewed comparable base salaries of executives in the 2012 Peer Group and the relative performance of the peer companies. Although the Compensation Committee believes that these executive officers’ performance in 2012 led to the Company substantially outperforming our peer group, consistent with the Company’s policy to gradually increase the proportion of performance-based compensation to fixed compensation, the Compensation Committee elected to not increase their base salaries. Instead, the Compensation Committee believes that the Company’s Executive Officer Incentive Plan (annual performance bonuses) and/or the Equity Incentive Plan (stock options, restricted units and performance share awards) should be properly structured to reward exceptional performance with appropriate increased compensation.

In determining the base salaries for Messrs. Leonard and Schreck for 2013, the Compensation Committee considered the Company’s overall financial performance along with the performance of the individual officers and the responsibilities each officer holds within the organization, each officer’s experience and the goals of each department for which the officer has responsibility. After a recommendation from Mr. McCormick, and a review of Mr. Leonard’s overall performance during 2012, and based in part on a desire to bring Mr. Leonard’s base salary further in line with the rest of the senior executive, the Compensation Committee increased his 2013 base salary from $175,000 to $195,000. In July of 2013, Mr. Leonard’s salary was increased to $220,000 which coincides with his promotion to Executive Vice President. After a recommendation from Mr. McCormick and a review of Mr. Schreck’s overall performance during 2012, consistent with prior year increases, the Committee increased his 2013 base salary from $240,000 to $247,500.

Executive Officer Incentive Plan for 2013. The Executive Officer Incentive Plan provides for annual bonus compensation for the named executive officer based on the achievement of certain corporate performance targets. The corporate performance targets set for 2013 included return on average equity, efficiency ratio, and the ratio of nonperforming assets to total assets, each as measured against the composite performance of TrustCo’s 2013 peer group. For 2013 an additional performance measure was added with the inception of the Performance Share Award program (see “Long-Term Compensation—Performance Share Awards” below). Therefore, the Compensation Committee chose to reduce the performance criteria under the Executive Officer Incentive Plan from four to three. The respective weightings are set forth in the table below. The Compensation Committee selected these particular performance measures because it considers them to be important factors in driving corporate performance. Bonuses were earned for 2013 only for achievement of corporate targets equal to or better than the peer group median and are based on threshold (20% of base salary), target (30% of base salary) and maximum (50% of base salary) level of achievement.

The following table sets forth the corporate performance targets, weightings, levels of achievement and other details under the 2013 Executive Officer Incentive Plan. The plan does not provide for any incentive bonus payment for achievement of performance targets that is not at least equal to the peer group median results and bonus awards under the plan were capped at a maximum of 50% of salary in 2013.

2013 Executive Officer Incentive Plan

Performance Criteria	Weighting	Threshold Performance Level (20% of salary)	Target Performance Level (30% of salary)	Maximum Performance Level (50% of salary)	2013 TrustCo Performance Level Compared to Peer Group Median	Award % Earned	Award as a % of Salary
Return on Average Equity	35%	Equal to peer group median to 9% above	10% to 24% better than peer group median	25% better than peer group median	44% above	50%	17.50%
Efficiency Ratio	35%				19% above	30%	10.50%
Nonperforming Assets to Total Assets	30%				—	15%	—

						Total	28.00%

For 2013, the level of achievement of the corporate performance targets is set forth above and the bonuses earned under the plan represented 28.00% of base salary or $246,400, $179,200, $142,800, $57,562 and $69,300 for Messrs. McCormick, Cushing, Salvador, Leonard and Schreck, respectively.

Executive Officer Incentive Plan for 2014. The Compensation Committee reviews the plan bonus opportunities, performance targets, structure and other metrics on an annual basis. In December of 2013, the Compensation Committee met and approved the bonus opportunities, performance targets, structure and other metrics for the 2014 plan.

For 2014, consistent with the Company’s desire to place more emphasis on long-term compensation and to reward executives for sustained performance over more than one year, the 2014 plan was amended to provide that a portion of the bonuses would be contingent on sustained performance through 2015 as follows. To the extent that the achievement level for 2014 results in bonus amounts in excess of 30% of base salary for the executives, payment of the amount in excess of 30% (the “Contingent Bonus”) will be contingent on achievement of the same corporate performance goals set for 2014 (return on average equity, efficiency ratio, and the ratio of non-performing assets) relative to the peer group average performance for 2015. Payment levels will be based on threshold (100% of Contingent Bonus), target (115% of Contingent Bonus) and maximum (120% of Contingent Bonus) level of achievement. At the threshold level, the Contingent Bonus will not be earned unless performance for at least two of the performance goals for 2015 is within 20% (no more than 20% worse than) of the peer group average performance level for 2015. Payment of any amount in excess of 100% of the Contingent Bonus will be subject to achievement of corporate performance goals at a level better than the peer group average performance.

The following table sets forth the corporate performance targets, weightings, levels of achievement and other details under the 2014 Executive Officer Incentive Plan. The plan does not provide for any incentive bonus payment for achievement of performance targets that is not at least equal to the peer group median results and bonus awards under the plan were capped at a maximum of 50% of salary in 2014.

2014 Executive Officer Incentive Plan

Performance Criteria	Weighting	Threshold Performance Level (20% of salary)	Target Performance Level (30% of salary)	Maximum Performance Level (50% of salary)
Return on Average Equity	35%	Equal to peer group median to 9% above	10% to 24% better than peer group median	25% better than peer group median
Efficiency Ratio	35%
Nonperforming Assets to Total Assets	30%

2015 Contingent Bonus Payment

Performance Level	Performance Criteria	Bonus Payment
Threshold	At least two of the performance goals set for 2015 are achieved at a level that is no more than 20% worse than the peer group average performance level	100% of Contingent Bonus

Target	All relative performance goals for 2015 are achieved at the target performance level	115% of Contingent Bonus

Maximum	All relative performance goals for 2015 are achieved at the maximum performance level	125% of Contingent Bonus

The Compensation Committee believes that the Executive Officer Incentive Plan, as currently structured with the addition of the long-term performance feature, will incentivize and reward executives for achievement of key corporate performance goals that will contribute to long-term sustained performance, drive long-term shareholder value creation for 2014 and beyond, and encourage executive decision making that mitigates excessive long-term risk. Moreover, it believes that payment levels relative to base salary percentages are generally consistent with peer group bonus compensation levels and serve to reward executives for superior performance over the last three years with enhanced performance-based compensation in lieu of increased fixed compensation.

Annual Benefits. The Company provides certain other annual benefits to the named executive officers in the form of (i) the benefits under the Executive Medical Reimbursement Plan, (ii) executive use of Company cars, (iii) country club memberships, (iv) financial planning services and (v) additional tax payments. In addition to the specific reasons set forth below for providing these benefits, the Compensation Committee believes they help to provide a comprehensive compensation program that fosters the retention of our current executive officers and will serve to attract new highly talented, results-driven executives as the need may arise. The Compensation Committee believes that the value of these other annual benefits to the company’s overall executive compensation program and the individual named executive officers outweighs the cost to the Company, which is set forth in the “All Other Compensation” column of the “Summary Compensation Table” below.

Executive Medical Reimbursement Plan. All of the named executive officers participate in the Executive Medical Reimbursement Plan. The plan is intended to provide for the reimbursement of medical, hospitalization, and dental expenses that exceed the deductible or co-payment limits under the Company’s medical insurance plans. Much like the annual base salary, and medical insurance plans provided to all employees, the plan is intended to provide our named executive officers with the basic resources upon which to live and provide them with a certain level of financial security in the face of extraordinary medical expenses, thus ensuring they remain focused on the Company’s business goals.

Executive Use of Company Cars. The Company provides all of the named executive officers with the use of a Company car. The Compensation Committee believes that this benefit is generally consistent with industry practice (a majority of the peer companies provide a similar benefit) and recognizes and rewards the named executive officers for their achievement to the level of a senior executive.

Country Club Memberships. The Company provides all of the named executive officers with membership in a country club of their choice. The Compensation Committee believes that this benefit is generally consistent with industry practice (a majority of the peer companies provide a similar benefit) and provides a platform for the executives to entertain clients and potential clients of the Company and fosters interaction with other community leaders, which is intended to drive business development and ultimately Company performance.

Financial Planning. The Company pays for the cost financial planning services for all of the named executive officers performed by a professional accounting firm. This benefit is intended to enhance the overall efficiency of the Company’s executive compensation program by ensuring that the named executive officers consider and properly plan for the various tax consequences, and generally take full advantage of the Company’s various compensation programs, taking into account their individual circumstances.

Additional Tax Payments. The Company makes additional annual payments to the named executive officers to ensure that the effect of the above-mentioned other annual benefits are tax neutral to the executives. Given that these benefits are generally designed with a business purpose, this additional tax benefit ensures that the value of these other annual benefits are not diminished and do not create additional financial consequences for the executives.

Long-Term Compensation

Long-Term Incentive Program. The Company maintains a long-term incentive compensation program through its 2010 Equity Incentive Plan and Performance Bonus Plan. The 2010 Equity Incentive Plan provides for equity-based awards and the Performance Bonus Plan provides for equity-based compensation in connection with a change in control. The Company believes that compensation in the form of equity-based awards tie the interests of the named executive officers with those of our shareholders and thereby drive long-term success.

The 2010 Equity Incentive Plan was established to advance the interests of the Company and its shareholders by providing to executive officers an opportunity to acquire equity ownership in the Company along with the incentive advantages inherent in that equity ownership. The plan allows for the grant of a variety of equity-based awards, including stock options, restricted stock, restricted stock units and performance shares, and is administered by the Compensation Committee, which is empowered to determine the time, amount and recipients of awards and the other terms and conditions of awards to be granted thereunder, including the exercise price, vesting schedule, and expiration dates.

When granting equity-based awards to any of the named executive officers, the Compensation Committee reviews the executive officer’s position and individual performance in light of the Company’s goals to drive long-term performance and tie the interests of the named executive officers with those of our shareholders. The Compensation Committee also reviews awards granted to similarly situated officers at peer companies. Ultimately, however, the Compensation Committee makes discretionary judgments based these factors and their ongoing assessment and understanding of TrustCo and its executive officers. Awards are designed to ensure each named executive officer has a sense of ownership in the financial growth and the growth in total shareholder return of the Company.

Stock Option and Restricted Stock Unit Awards. In 2013 the Compensation Committee granted the following stock option and restricted stock unit awards to each of the named executive officers:

Named Executive Officer	Stock Option Awards	Restricted Stock Unit Awards
Robert J. McCormick	79,000	11,250
Robert T. Cushing	40,000	6,000
Scot R. Salvador	40,000	6,000
Robert M. Leonard	40,000	6,000
Eric W. Schreck	11,000	1,500

The exercise price of all stock options granted was $7.05 per share, the closing price of the Company’s common shares on November 19, 2013, the date of grant. The stock options vest in equal amounts over a five year period, with all options being fully vested as of November 19, 2018, and expire on November 19, 2023. The periods of restriction applicable to the restricted stock unit awards will lapse as to all units awarded on November 19, 2016. In addition, vesting of options and the lapse of the restriction periods may accelerate upon certain events, including the death, disability, or retirement of an award holder or upon a change in control of TrustCo.

The definition of “change in control” is contained in the 2010 Equity Incentive Plan and is substantially the same as the definition contained in the senior executives’ employment agreements and the performance bonus plan described below (and also substantially the definition set forth in the U.S. Treasury Department regulations under Section 409A of the Internal Revenue Code). The Compensation Committee believes that the definition of change in control is customary within the banking industry and that the circumstances under which change in control benefits would vest or become payable are reasonable. (The change in control definition is described below under “Executive Compensation Payments and Awards.”)

Performance Share Awards. In consultation with and based on advice from James F. Reda & Associates, in 2012 the Compensation Committee established the performance share award program under the 2010 Equity Incentive Plan. In 2013 the Compensation Committee granted the following performance-based equity awards to each of the named executive officers:

Named Executive Officer	Performance Shares
Robert J. McCormick	22,500
Robert T. Cushing	12,000
Scot R. Salvador	12,000
Robert M. Leonard	12,000
Eric W. Schreck	3,000

Each performance share represents the right to receive upon settlement an amount in cash equal to the fair market value of one share of TrustCo Common Stock. The performance shares generally will vest at the end of a three-year performance period based upon continued employment through the end of the performance period and the achievement of corporate performance goals. The three-year performance period for the 2013 awards runs from January 1, 2014 through December 31, 2016 (the “Performance Period”). For the awards granted in 2013, the achievement of the performance goals condition will be measured by the percentage increase in the Company’s diluted earnings per share (“Diluted EPS”) as of the end of the Performance Period over the Company’s Diluted EPS for the year ended December 31, 2013 (“Base Diluted EPS”). In the peer group comparison referenced above, those companies who used performance-vested long term incentive awards, Earnings Per Share was the most common criteria used. The number of performance shares subject to vesting will depend on the level of increase in Diluted EPS over the Base Diluted EPS at the end of the Performance Period. The table below sets forth the threshold, target and maximum vesting criteria for the 2013 awards.

Increase in Diluted EPS at end of Performance Period	Percentage of Performance Shares Subject to Vesting
Less than 6% increase over Base Diluted EPS	No vesting

At least 6% but less than 9% increase over Base Diluted EPS	Threshold Vesting (75% of Target Performance Shares)

At least 9% but less than 12% increase over Base Diluted EPS	Target Vesting (100% of Target Performance Shares)

12% or greater increase over Base Diluted EPS	Maximum Vesting (125% of Target Performance Shares)

Upon completion of the Performance Period, the Compensation Committee will evaluate and determine the extent to which the time-based vesting conditions and performance-based vesting conditions have been satisfied and will certify the level of the performance goals attained and the amount payable as a result thereof. Payment in respect of the performance shares will be made in a lump sum in cash to the recipients on a date no later than March 15 of the year following the end of the Performance Period. Performance shares may vest, and be settled, prior to the end of the Performance Period upon the death, disability or retirement of a participant, or in the event of a change in control of TrustCo.

In making the 2013 equity awards, the Compensation Committee sought to award a specific present value of long-term compensation in the form of time-vested and performance-vested awards to each of the named executive officers based on their seniority and contributions to the Company. The Compensation Committee sought to keep the total value of all the equity awards granted in 2013 approximately the same as the total value to those awards granted in 2011 and 2012. (The Summary Compensation Table provides additional information regarding the value of restricted stock awards and option grants.) The mix of different types of awards was intended to combine the retention and downside risk benefits inherent in restricted stock units and performance units with the shareholder value creation benefits inherent in stock options, while mitigating the perceived excessive risk that potentially bears itself through a single type of awards approach. Consistent with the Company’s continued emphasis on performance-based compensation tied to specific corporate goals, for 2013, the Compensation Committee decreased the number and value of time-vested awards (options and restricted stock units) and increased the number and value of performance-vested awards (performance shares).

Performance Bonus Plan. The second aspect of TrustCo’s long-term incentive program is its Performance Bonus Plan, which provides compensation to certain of the Company’s senior executive officers (Messrs. McCormick, Cushing, and Salvador) in the event of a change in control of the Company. The Company is not actively seeking to be acquired; however the Compensation Committee understands that regional banking institutions such as the Company are continually subject to acquisition by third parties. It is the belief of the Compensation Committee that following any “change in control” (as defined in the Performance Bonus Plan), TrustCo’s senior executive officers would not have the same level of responsibility as they currently have with TrustCo, and their compensation would thus be adversely affected by the control change. Because executives may perceive significant risks regarding acquisition transactions (such as the risk of reduced authority and compensation), TrustCo and Trustco Bank have implemented the Performance Bonus Plan that, along with the change in control benefits available under the senior executives’ employment agreements, is designed to encourage highly qualified executives to remain with the Company and to attract other executives as may be necessary.

In order to reward the Company’s most senior executive officers for a successful strategic acquisition that is in the best interest of our shareholders and encourage these senior executives to remain with the Company up to and through the consummation of such strategic acquisition, TrustCo and Trustco Bank have implemented the Performance Bonus Plan that, along with the change in control benefits available under the senior executives’ employment agreements, is designed to nullify or mitigate the risks to any such successful strategic acquisition as noted above.

Under the Performance Bonus Plan, the selected senior executive officers have been awarded units, the ultimate value of which is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the plan. The units so awarded vest fifteen days prior to the scheduled closing date of a change in control, upon the occurrence of an unannounced change in control, or upon a participant’s termination of employment for reasons other than cause within one year prior to a change in control. Payment to a participant under the plan must be made within ten days after the change in control.

The Compensation Committee believes that the definition of change in control (which is substantially the same as the definition contained in the senior executives’ employment agreements and is substantially the definition set forth in the U.S. Treasury Department regulations under Section 409A of the Internal Revenue Code) is customary within the banking industry and that the circumstances under which change in control payments would be made are reasonable. (The change in control definition is described below under “Executive Compensation Payments and Awards.”) Each of the Company’s senior executive officers has been awarded an equal number of Performance Bonus Units. The Company does not make annual awards of units under the Performance Bonus Plan; rather, the units were awarded at the plan’s inception in 1997 and have subsequently been awarded only when a person becomes a senior executive officer.

The Compensation Committee believes the Performance Bonus Plan continues to enhance the goal of an ownership culture through long-term incentives thereby advancing the interest of the Company and its shareholders. However, the Compensation Committee will continue to review this long-term incentive vehicle on an annual basis as it continues to refine its approach to long-term incentives.

Performance-Based Stock Appreciation Unit Award. In connection with the promotion of Mr. Leonard to the senior executive management team, instead of granting Mr. Leonard units under the Performance Bonus Plan, in January of 2014, the Compensation Committee granted Mr. Leonard an award of 300,000 performance-based stock appreciation units (“PSAUs”). Like awards under the Performance Bonus Plan these units are intended to encourage Mr. Leonard to remain with the Company up to and through the consummation of a successful strategic acquisition that is in the best interest of our shareholders and, TrustCo and Trustco Bank. To facilitate this, the units will become vested upon (i) a termination of Mr. Leonard without cause or for good reason within two years following a change in control of TrustCo or (ii) the occurrence of a change in control within 12 months following a termination of Mr. Leonard without cause or for good reason. Upon vesting, Mr. Leonard will be entitled to receive compensation based upon the appreciation in value of TrustCo’s common stock between the date of the award and the date of the occurrence of a change in control or Mr. Leonard’s termination (whichever value is greater). Unlike the units under the Performance Bonus Plan, the PSAUs don’t vest solely upon a change in control, nor do the PSAUs provided for a tax gross-up to cover potential excise taxes under Section 4999 of the Code.

Stock Ownership, Anti-Hedging and Anti-Pledging Guidelines. The Company’s board of directors has adopted stock ownership guidelines for both senior management and members of the board. The board believes directors and designated members of senior management should have a financial investment in the Company. As CEO, Mr. McCormick is expected to beneficially own (including options) 350,000 shares, and as Executive Vice Presidents, Messrs. Cushing, Salvador and Leonard are expected to beneficially own 250,000 shares each. These guidelines for members of senior management are expected to be achieved within four years of being appointed to their positions. Options to acquire shares of the Company’s stock count toward achievement of the guidelines. As of December 31, 2013 Mr. McCormick beneficially owned 2,056,465 shares and Messrs. Cushing, Salvador and Leonard beneficially owned 936,274, 632,467 and 98,203, respectively. Additional information regarding the stock ownership of the Company’s executive officers is set forth under “Information on Trustco Executive Officers” and in the Outstanding Equity Awards—December 31, 2013 table.

Retirement Compensation

The retirement plans available to TrustCo’s officers and employees include the Retirement Plan of Trustco Bank, the Trustco Bank Profit Sharing/401(k) Plan, and the Company’s Supplemental Retirement Plan.

Retirement Plan and Profit Sharing/401(k) Plan. The Trustco Bank Retirement Plan is a defined benefit pension plan pursuant to which annual retirement benefits are based on years of service to a maximum of 30 years and average annual earnings of the highest five consecutive years during the final ten years of service. The defined benefit retirement plan is fully funded by Trustco Bank contributions. The Retirement Plan was “frozen,” in 2006 and there will be no new participants in the plan. Participants in the plan during 2006 are entitled to benefits accrued as of December 31, 2006. TrustCo and the Compensation Committee believe that, for companies nationwide, the primary vehicle for employee retirement benefits is the 401(k) savings plan. To meet increased employee expectations in this regard, TrustCo enhanced its Profit Sharing Plan in 2006 to include a 401(k) feature, thereby making this the primary retirement plan for TrustCo. Each of the named executive officers participates in the Retirement Plan, and in our Profit Sharing/401(k) Plan.

Supplemental Retirement Plan. The Company maintains a Supplemental Retirement Plan (“SERP”), which is an unfunded, nonqualified, and non-contributory deferred compensation plan. The amounts of supplemental retirement benefits payable under the plan are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (i) the total retirement benefit the participant would have received under the Trustco Bank Retirement Plan without taking into account limitations on compensation, annual benefits, and years of service and (ii) the retirement benefit the participant is projected to receive under the Trustco Bank Retirement Plan at normal retirement (up to a maximum of $7,000,000). The Company’s annual contribution to the SERP (through 2008) and its current direct cash payments to each participant (which are described below) are determined pursuant to a formula set forth in the plan. Because the Compensation Committee established the plan to provide the supplemental retirement benefits described above, neither the annual contributions to the SERP nor the direct annual payments to be made to the senior executive officers beginning in 2009 in lieu of the SERP contributions are considered annual compensation and are not taken into account when determining other components of annual compensation.

The Compensation Committee believes that the SERP together with the Retirement Plan and the Profit Sharing/401(k) Plan promote executive retention and allow the executive to focus on the long-term success of TrustCo. Participation in the SERP is limited to a select group of executives of TrustCo who are highly compensated employees, and an employee must be selected by the board of directors to participate in the Plan. In December 2008, as a result of the effect of Section 409A of the Internal Revenue Code and its implanting regulations, which added a six-month period prior to the executive receiving the vested benefit that would be paid upon retirement or separation from service, TrustCo’s senior executives made a recommendation to the Compensation Committee to freeze the SERP effective December 31, 2008 and requested that the amount of the Company’s annual contribution to the SERP plus interest for each officer instead be paid directly to each officer. The committee considered the request and decided to add a corresponding amendment to the SERP and to each SERP participant’s employment agreement to the effect that the annual increment to be added to the SERP plus interest was to be paid directly to the executive officer. Under the employment agreement amendment, the payment is to be equal to the incremental amount that would have been credited for the year to the executive’s supplemental account balance under the SERP as such plan was in effect on December 31, 2007, and had it not been amended to cease additional benefit accruals following December 31, 2008. All amounts currently accrued under the SERP will remain accrued until the separation of service of the executive.

Employment Agreements

As discussed in more detail below, TrustCo and Trustco Bank have entered into employment agreements (which are substantially identical to each other) with Messrs. McCormick, Cushing, and Salvador that generally provide for their annual compensation and benefits and certain termination benefits in connection with a change in control. Specifically, these agreements provide for (i) a change in control/severance payment upon the earlier to occur of a change in control or a termination of the executive’s employment within one year prior to a change in control and (ii) the transfer of certain Company provided perquisites to the executive upon a termination of the executive’s employment within two years following a change in control. In addition, the agreements provide for the reimbursement of certain post termination medical expenses in the event of a termination of the executive’s employment (i) on account of death, disability or retirement at any time during his employment, or (ii) for any reason (other than for cause) within two years following a change in control. Although the agreements are structured to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code, the agreements also provide for a tax gross-up payment, if necessary, to mitigate against any excise tax that might be imposed under Section 4999 and ensure that the executives receive the full intended change in control/severance payment, should any such excise tax be imposed. As noted above, these employment agreements, along with the Performance Bonus Plan, are intended to reward the Company’s most senior executive officers for a successful strategic acquisition of TrustCo and Trustco Bank that is in the best interest of our shareholders and encourage these senior executives to remain with the Company up to and through the consummation of such strategic acquisition in order to ensure a stable management team through the consummation of such transaction. In 2013, in connection with his promotion to the senior executive management team, TrustCo and Trustco Bank also entered into an employment agreement with Mr. Leonard. Mr. Leonard’s employment agreement also provides for his annual compensation and certain termination benefits in connection with a change in control, the terms of which are also discussed in more detail below. Specifically, Mr. Leonard’s agreement provides for a change in control/severance payment to the extent he is terminated within one year prior or two years following a change in control and the same medical reimbursement benefits and perquisite transfers provided to Messrs. McCormick, Cushing, and Salvador upon the termination of his employment for death, disability, retirement or for any reason

(other than for cause) within two years following a change in control. While Mr. Leonard’s agreement is also structured to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code, it does not provide for a similar excise tax gross-up. Similar to the employment agreements for Messrs. McCormick, Cushing, and Salvador, Mr. Leonard’s employment agreement is intended to encourage him to remain with the Company up to and through the consummation of a successful strategic acquisition of TrustCo and Trustco Bank that is in the best interest of our shareholders in order to ensure a stable management team through the consummation of such transaction.

Results of “Say-on-Pay” Vote

Although the Company’s shareholders voted for holding an advisory vote on executive compensation every three years, as part of the Company’s ongoing effort to consider the interests of our shareholders when determining compensation policies and programs for the named executive officers, the Company decided to hold annual advisory votes. At our 2013 annual meeting of shareholders, more than 91% of the shareholder vote (including votes for, against and abstentions, but excluding broker non-votes) was in favor of the compensation of our named executive officers. The Compensation Committee believes that the results of this vote affirmed our shareholders’ support of the Company’s executive compensation policies and programs for our named executive officers. As a result, the Compensation Committee has generally continued its executive compensation policies and programs as set forth above, including initiatives to reduce emphasis on fixed pay and put greater emphasis on performance-based and long-term compensation. As noted above, in 2013, the Compensation Committee implemented a new long-term equity incentive program in the form of performance share awards to the named executive officers. In addition, instead of raising base salaries for Messrs. McCormick, Cushing and Salvador for 2013 and in order to further emphasize long-term compensation, the Compensation Committee increased these executives’ annual bonus opportunity under the Executive Officer Incentive Plan through the addition of a contingent bonus opportunity. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for its executive team.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the management of TrustCo and Trustco Bank. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:	Joseph A. Lucarelli, Chairman
Dennis A. De Gennaro
Dr. Anthony J. Marinello
Thomas O. Maggs
William D. Powers
William J. Purdy

Executive Compensation Payments and Awards

The following table sets forth the compensation awarded to, paid to or earned by the named executive officers of TrustCo for services rendered in all capacities to TrustCo and its subsidiaries for the fiscal years ended December 31, 2013, 2012 and 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensa- tion(4)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Robert J. McCormick President & Chief Executive Officer, TrustCo and Trustco Bank	2013	880,000	—	237,938	85,320	246,400	- 0 -	678,170	2,127,828
	2012	880,000	—	217,140	66,120	253,000	72,059	549,901	2,038,220
	2011	880,000	—	154,200	147,750	169,400	29,591	381,989	1,762,930

Robert T. Cushing Executive Vice President & Chief Financial Officer, TrustCo and Trustco Bank	2013	640,000	—	126,900	43,200	179,200	- 0 -	398,220	1,387,520
	2012	640,000	—	108,570	33,060	184,000	87,513	247,787	1,300,930
	2011	640,000	—	77,100	73,875	123,200	41,309	299,079	1,254,563

Scot R. Salvador Executive Vice President & Chief Banking Officer, TrustCo and Trustco Bank	2013	510,000	—	126,900	43,200	142,800	- 0 -	421,766	1,244,666
	2012	510,000	—	108,570	33,060	146,625	56,222	342,611	1,197,088
	2011	510,000	—	77,100	73,875	98,175	22,001	254,485	1,035,636

Robert M. Leonard(5) Executive Vice President & Secretary, TrustCo and Trustco Bank	2013	205,577	—	126,900	43,200	57,562	- 0 -	134,169	567,408
	2012	175,000	—	31,020	6,460	50,313	43,157	42,183	348,133
	2011	170,000	44,200	15,420	14,775	—	17,841	38,888	301,124

Eric W. Schreck(5) Treasurer, TrustCo and Senior Vice President, Trustco Bank	2013	247,500	—	31,725	11,880	69,300	- 0 -	43,312	403,717
	2012	240,000	—	31,020	6,460	69,000	37,256	56,982	440,718
	2011	235,000	61,100	15,420	14,775	—	14,493	53,621	394,409

Summary Compensation Table Footnotes:

(1)

The amounts in these columns are the grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“FASB ASC 718”) for the stock awards (consisting of restricted stock units and performance shares) and stock option awards in 2013, 2012 and 2011. The assumptions made in the valuation of the awards are described in the footnotes to TrustCo’s consolidated financial statements for the years ended December 31, 2013, 2012 and 2011 under the heading “Stock Based Compensation Plans-Equity Awards.” For financial reporting purposes, the estimated values of these grants are spread over future periods; however, for this table the total cost of the grants are reflected in the year of the grant. For purposes of calculating the grant date fair value of the performance shares set forth above, the Company assumed the achievement of the performance goal at the target level. If the Company assumed the achievement of the performance goal at or above the maximum performance level, the grant date fair value of the performance share awards for Messrs. McCormick, Cushing, Salvador, Leonard and Schreck would be $198,281, $105,750, $105,750, $105,750, and $26,438, respectively.

(2)	The amounts in this column for 2013, 2012 and 2011 for Messrs. McCormick, Cushing, and Salvador, and for 2013 and 2012 for Messrs. Leonard and Schreck, were determined in accordance with the

Executive Officer Incentive Plan and the performance measures thereunder approved by the board of directors. Messrs. Leonard and Schreck became participants in the Executive Officer Incentive Plan for 2012. The operation of this plan is discussed in the Compensation Discussion and Analysis under “Executive Officer Incentive Plan for 2013” and below under “Awards Under Incentive Plans.”
(3)

The amounts in this column are derived from the change in value of vested benefits accrued under the Trustco Retirement Plan. For 2013 the actuarial present value for all of the named executive officers decreased by the following amounts: $46,263 for Mr. McCormick; $45,934 for Mr. Cushing; $37,942 for Mr. Salvador; $27,503 for Mr. Leonard; and $25,290 for Mr. Schreck. See the table “Pension Benefits” for more details on the methodology followed to perform these calculations and a discussion of TrustCo and Trustco Bank retirement benefits generally.

(4)

The amounts in this column include all other compensation paid to the named executive officers including tax gross-ups (of $38,775, $39,557, $33,085, $13,178, and $11,883 for Messrs. McCormick, Cushing, Salvador, Leonard, and Schreck, respectively, for 2013) incurred on personal benefits, personal use of auto, health insurance, tax planning assistance, and personal use of clubs. The amounts included are the cost paid by TrustCo to third parties for these items and included in the Company’s financial statements. Also included for Messrs. McCormick, Cushing, Salvador and Leonard is compensation paid to them under their employment agreements representing the incremental amount that would have been credited to them for 2013 under the TrustCo Supplemental Retirement Plan had such plan not been amended to cease additional benefit accruals following December 31, 2008. For 2013, the Company paid $575,109, $297,406, $334,925 and $96,171 to Messrs. McCormick, Cushing, Salvador and Leonard, respectively, in lieu of such Supplemental Retirement Plan contributions. TrustCo sponsors a 401(k)/Profit Sharing Plan for all employees under which the Company offers to match employee contributions to certain limits. For 2013, the Company match for the 401(k)/Profit Sharing Plan for Messrs. McCormick, Cushing, and Salvador (also included above) was $11,475, for Mr. Leonard $8,760, and for Mr. Schreck $10,709. Also included are amounts received in 2013 in the form of dividends on shares of restricted stock awarded in 2011 under TrustCo’s Equity Incentive Plan. These dividend amounts include $7,875 received by Mr. McCormick, $3,938 received by each of Messrs. Cushing and Salvador, and $788 received by each of Messrs. Leonard and Schreck.

(5)

In 2011, Messrs. Leonard and Schreck participated in the Trustco Bank Senior Incentive Plan and received the bonuses indicated for those years in the “Bonus” column. Commencing in 2012, Messrs. Leonard and Schreck participated in the Executive Officer Incentive Plan, as described in Note (2) above, and ceased participating in the Senior Incentive Plan.

Grants of Plan-Based Awards for 2013

The following two tables set forth information relating to grants of plan-based awards to the named executive officers during 2013.

Grants of Plan-Based Awards – 2013

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Executive Officer Incentive Plan(2))			Estimated Future Payouts Under Equity Incentive Plan Awards (Performance Shares(3))			All Other Stock Awards: Number of Shares of Stock or Units (Restricted Stock Units(4)) (#)	All Other Option Awards: Number of Securities Underlying Options (Stock Options) (#)	Exercise or Base Price of Option Awards(5) ($/share)	Grant Date Fair Value of Stock Option Awards(6) ($)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert J. McCormick	11/19/2013	176,000	264,000	440,000	16,875	22,500	28,125	11,250	79,000	7.05	85,320
Robert T. Cushing	11/19/2013	128,000	192,000	320,000	9,000	12,000	15,000	6,000	40,000	7.05	43,200
Scot R. Salvador	11/19/2013	102,000	153,000	255,000	9,000	12,000	15,000	6,000	40,000	7.05	43,200
Robert M. Leonard	11/19/2013	41,115	61,673	102,789	9,000	12,000	15,000	6,000	40,000	7.05	43,200
Eric W. Schreck	11/19/2013	49,500	74,250	123,750	2,250	3,000	3,750	1,500	11,000	7.05	11,880

(1)	The dates in this column represent the grant date for the equity incentive plan awards reported in this table (performance shares, restricted stock units, and incentive stock options).
(2)

The amounts in these columns indicate the estimated possible payouts available for 2013 under the Executive Officer Incentive Plan. Threshold refers to the minimum amount payable under the Executive Officer Incentive Plan assuming the minimum performance levels established under the plan are satisfied. Maximum refers to the maximum payout possible under the plan, and target refers to the amount payable if the specified performance targets under the plan are achieved. Please refer to the discussion below and to the Compensation Discussion and Analysis. The amounts actually earned by the named executive officers for 2013 are set forth in the Summary Compensation Table above in the “Non-Equity Incentive Plan Compensation” column.

(3)

The amounts in these columns indicate the estimated future payouts available to the named executive officers with respect to awards of performance shares under the TrustCo Bank Corp NY 2010 Equity Incentive Plan. Threshold refers to the minimum amount of performance shares for which payment may be made assuming the minimum performance levels established under the November 19, 2013 awards under the plan are satisfied. Maximum refers to the maximum payout possible under such awards. If the conditions to the awards are satisfied, settlement of the awards will be made only in cash. Please refer to the discussion below and to the Compensation Discussion and Analysis.

(4)

The period of restriction applicable to the awards of restricted stock units under this heading lapses on November 19, 2016. These restrictions may lapse prior to that day in accordance with the plan and the award agreements. Following lapse of the period of restriction, settlement of the awards will be made only in cash.

(5)	Exercise price or base price is the closing price on the NASDAQ Stock Market of TrustCo’s common stock on the grant date.
(6)

Grant date fair value is calculated in accordance with FASB ASC 718. The assumptions made in the valuation of the awards are described in the footnotes to TrustCo’s consolidated financial statements for the years ended December 31, 2013 under the heading “Stock Based Compensation Plans-Equity Awards.”

As discussed in the Compensation Discussion and Analysis, the Company’s Compensation Committee established three weighted performance measures for 2013 under the Executive Officer Incentive Plan. The performance measures and their respective weightings for 2013 were (i) return on average equity (35% weighting), (ii) efficiency ratio (35% weighting) and (iii) the ratio of nonperforming assets to total assets (30% weighting). Bonus payments under the plan were subject to the Company’s achievement of specified, weighted performance measures for 2013 relative to the performance of TrustCo’s peer group for 2013 as follows:

•	If TrustCo’s results under a performance measure were lower than the peer group median, no bonus was to be paid with respect to that measure,

•

If TrustCo’s results under a performance measure were equal to the peer group median or exceeded the peer group median by less than 10%, the bonus was to be 20% of base salary multiplied by the weighting factor of that performance measure;

•

If TrustCo’s results under a performance measure exceeded the peer group median by 10% to 24%, the bonus was to be 30% of base salary multiplied by the weighting factor of that performance measure; and

•	If TrustCo’s results under a performance measure exceeded the peer group median by more than 25%, the bonus was to be 50% of base salary multiplied by the weighting factor of that performance measure.

The Compensation, Discussion and Analysis describes in greater detail the performance measures established under the Executive Officer Incentive Plan for 2013.

On November 19, 2013, TrustCo approved awards of incentive stock options and restricted stock units to its named executive officers, under the TrustCo Bank Corp NY 2010 Equity Incentive Plan. The exercise price of all options granted was $7.05, the closing price of the Company’s common stock on the NASDAQ Stock Market on November 19, 2013. The options awarded to employees and officers of TrustCo vest in equal annual installments over a five year period, with all options becoming fully vested as of November 19, 2018 and expiring on November 19, 2023. The restricted stock unit awards will fully vest as to all units awarded on November 19, 2016. The vesting of stock options and restricted stock units will accelerate under certain circumstances, including upon a change in control. The performance unit awards will vest on December 31, 2016, the end of the performance period established under those awards.

The following table provides information on the stock options, shares of restricted stock, restricted stock units and performance shares held by the named executive officers as of December 31, 2013.

Outstanding Equity Awards as of December 31, 2013

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(3)
		(#)	(#)	($)		(#)		($)	(#)		($)
Robert J. McCormick	11/19/2004	300,000	0	13.55	11/19/2014
	01/21/2005	200,000	0	12.15	01/21/2015
	06/01/2007	200,000	0	9.91	06/01/2017
	06/02/2008	150,000	0	8.29	06/02/2018
	11/15/2011	60,000	90,000	5.14	11/15/2021	30,000	(4)	215,400
	11/20/2012	17,400	69,600	5.17	11/20/2022	22,000	(5)	157,960	20,000	(6)	143,600
	11/19/2013	0	79,000	7.05	11/19/2023	11,250	(7)	80,775	22,500	(8)	161,550

Robert T. Cushing	11/19/2004	100,000	0	13.55	11/19/2014
	01/21/2005	100,000	0	12.15	01/21/2015
	06/01/2007	100,000	0	9.91	06/01/2017
	06/02/2008	75,000	0	8.29	06/02/2018
	11/15/2011	30,000	45,000	5.14	11/15/2021	15,000	(4)	107,700
	11/20/2012	8,700	34,800	5.17	11/20/2022	11,000	(5)	78,980	10,000	(6)	71,800
	11/19/2013	0	40,000	7.05	11/19/2023	6,000	(7)	43,080	12,000	(8)	86,160

Scot R. Salvador	11/19/2004	150,000	0	13.55	11/19/2014
	01/21/2005	100,000	0	12.15	01/21/2015
	06/01/2007	150,000	0	9.91	06/01/2017
	06/02/2008	75,000	0	8.29	06/02/2018
	11/15/2011	30,000	45,000	5.14	11/15/2021	15,000	(4)	107,700
	11/20/2012	8,700	34,800	5.17	11/20/2022	11,000	(5)	78,980	10,000	(6)	71,8000
	11/19/2013	0	40,000	7.05	11/19/2023	6,000	(7)	43,080	12,000	(8)	86,160

Robert M. Leonard	11/19/2004	7,500	0	13.55	11/19/2014
	01/21/2005	7,500	0	12.15	01/21/2015
	06/01/2007	7,500	0	9.91	06/01/2017
	06/02/2008	10,000	0	8.29	06/02/2018
	11/15/2011	6,000	9,000	5.14	11/15/2021	3,000	(4)	21,540
	11/20/2012	1,700	6,800	5.17	11/20/2022	3,000	(5)	21,540	3,000	(6)	21,540
	11/19/2013	0	40,000	7.05	11/19/2023	6,000	(7)	43,080	12,000	(8)	86,160

Eric W. Schreck	11/19/2004	7,500	0	13.55	11/19/2014
	01/21/2005	7,500	0	12.15	01/21/2015
	06/01/2007	6,000	0	9.91	06/01/2017
	06/02/2008	10,000	0	8.29	06/02/2018
	11/15/2011	0	9,000	5.14	11/15/2021	3,000	(4)	21,540
	11/20/2012 11/19/2013	0 0	6,800 11,000	5.17 7.05	11/20/2022 11/19/2023	3,000 1,500	(5) (7)	21,540 10,770	3,000 3,000	(6) (8)	21,540 21,540

(1)	Awards of options vest in equal increments on each of the first through fifth anniversaries of the date of the award and become fully vested on the fifth anniversary.
(2)	Stock options are exercisable for ten years from the date of grant.
(3)	Market value is based upon the $7.18 closing price on the NASDAQ Stock Market of TrustCo’s common stock on December 31, 2013.
(4)	Represents shares of restricted stock awarded on November 15, 2011 which vest in full on November 15, 2014.
(5)	Represents restricted stock units awarded on November 20, 2012 which vest in full on November 20, 2015. As noted above, settlement of these restricted stock units will be in cash.
(6)

Vesting and Payment of the Performance shares awarded on November 20, 2012 are subject to the achievement of certain performance goals as described in the Compensation Discussion and Analysis above under the heading “Performance Share Awards.” The number and value of such awards in the table above is based on the assumed achievement of the goals at the target level of achievement. If the performance goals are achieved, settlement of the awards will be in cash.

(7)	Represents restricted stock units awarded on November 19, 2013, which vest in full on November 19, 2016, as noted above, settlement of the units will be in cash.
(8)

Vesting and Payment of the Performance shares awarded on November 19, 2013 are subject to the achievement of certain performance goals as described in the Compensation Discussion and Analysis above under the heading “Performance Share Awards.” The number and value of such awards in the table above is based on the assumed achievement of the goals at the target level of achievement. If the performance goals are achieved, settlement of the awards will be in cash.

In addition to the stock option grants noted above, the Company has previously issued awards under the TrustCo Bank Corp NY Performance Bonus Plan. Awards have been made to Messrs. McCormick, Cushing, and Salvador under this plan. As further discussed above in the Compensation Discussion and Analysis, the value of the Performance Bonus Units is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the plan. In 1997, Mr. Cushing was awarded 524,702 units at a split-adjusted price of $5.95 per unit. In 2004, Robert J. McCormick was awarded 524,702 units at a price of $10.78 and in 2004, Mr. Salvador was awarded 524,702 units at a price of $13.15. The unit prices were the TrustCo stock price on the day of the award. These units have no expiration date and are not valued for accounting purposes until a change in control has occurred.

Stock Options Exercised

During 2013 the following executive officer exercised stock options

Option Awards

Name	Number of Shares Acquired on Exercise	Value Realized On Exercise(1)
Eric W. Schreck	7,700	$17,600

(1)

Value realized is the difference between the market price of the common stock on the date the option was exercised and the exercise price of the option (which was the close of business stock price on the date the option was issued).

Pensions and Nonqualified Deferred Compensation Benefits

As discussed in the Compensation Discussion and Analysis, TrustCo sponsors a defined benefit pension plan and a profit sharing/401(k) plan. Benefits under the pension plan were frozen effective December 31, 2006, and the plan closed to new participants effective that date.

Benefits under the pension plan are based on years of service and the employee’s highest average compensation during five consecutive years of the final ten years of employment. Compensation includes that compensation which is treated as FICA wages without regard to the Social Security taxable wage base. Compensation also includes any amounts that are treated as salary reduction contributions and used to purchase nontaxable benefits under Section 125 or Section 401(k) of the Internal Revenue Code, but excludes bonuses, overtime, commissions, and other incentive pay. A participant’s normal retirement benefit under the pension plan is an annual pension benefit commencing on his or her normal retirement date payable in an amount equal to a “Regular Benefit” plus a “Supplemental Benefit,” calculated as follows:

Regular Benefit:

1.	December 31, 1988 accrued benefit; plus
2.	1.25% of his or her average annual compensation, multiplied by creditable service after December 31, 1988 up to thirty years; plus

Supplemental Benefit:

3.	0.65% of his or her average annual compensation in excess of his or her covered compensation after December 31, 1988 multiplied by creditable service up to 35 years.

The following table presents a summary of benefits payable to each of the named executive officers under the pension plan.

Pension Benefits

(December 31, 2013)

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Year
		(#)	($)	($)
Robert J. McCormick	Retirement Plan of Trustco Bank	11	224,323	—
Robert T. Cushing	Retirement Plan of Trustco Bank	13	383,166	—
Scot R. Salvador	Retirement Plan of Trustco Bank	11	155,339	—
Robert M. Leonard	Retirement Plan of Trustco Bank	18	136,554	—
Eric W. Schreck	Retirement Plan of Trustco Bank	18	101,380	—

(1)

The Present Value of Accumulated Benefits was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2012, with the retirement age being assumed to be the normal retirement age as defined in the plan.

Executives Eligible for Early Retirement: Participants in the pension plan are eligible for early retirement at age 55 and 10 years of vesting service. Early retirement benefits are determined using the same formula that is used for normal retirement benefits, but are reduced as follows:

Age at Early Retirement Date	Percent of Regular Benefit	Percent of Supplemental Benefit
64	96%	93.33%
63	92%	86.67%
62	88%	80.00%
61	84%	73.33%
60	80%	66.67%
59	76%	63.33%
58	72%	60.00%
57	68%	56.67%
56	64%	53.33%
55	60%	50.00%

Of the named executive officers, only Robert T. Cushing is eligible for early retirement.

The following table provides information regarding nonqualified deferred compensation earned by the named executive officers.

Nonqualified Deferred Compensation - December 31, 2013

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at End of Last Fiscal Year
	($)	($)	($)	($)	($)
Robert J. McCormick	—	—	—	—	1,584,836
Robert T. Cushing	—	—	—	—	3,244,059
Scot R. Salvador	—	—	—	—	722,574

Under TrustCo’s Supplemental Retirement Plan, the amount of the supplemental retirement benefit payable to a participant is based upon contributions by TrustCo that are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (a) the total retirement benefit the participant would have received under TrustCo’s defined benefit retirement plan without taking into account limitations imposed by the defined benefit plan and applicable law on compensation, annual benefits, and years of service, and (b) the retirement benefit the participant is projected to receive under the defined benefit retirement at normal retirement. The Supplemental Retirement Plan provides benefits based upon years of service to a maximum of 40 years. The supplemental account balance of a participant on any valuation date may not exceed $7 million.

Payments to participants are made after the participant has terminated employment with TrustCo or Trustco Bank, and has either completed five years of vested service or is eligible for early retirement under the retirement plan. Each of the plan participants has completed five years of vested service and is therefore vested in the supplemental retirement benefit aggregate amount above. Benefits can be paid in a lump sum or spread over a period of five years in the case of normal retirement. As discussed in the Compensation Discussion and Analysis, the supplemental retirement benefit plan has been frozen and no new contributions were made on behalf of the participants. As noted previously, the annual increment that would have been added to the SERP aggregate balance was paid subsequent to 2013 directly to the named executive officer as follows:

Robert J. McCormick	$575,109
Robert T. Cushing	297,406
Scot R. Salvador	334,925
Robert M. Leonard	96,171

Potential Payments upon Termination or Change in Control

Employment Agreements. As noted above, TrustCo and Trustco Bank have entered into employment agreements with Messrs. McCormick, Cushing, Salvador and Leonard which provide for certain change in control/severance payments and benefits. The agreements for Messrs. McCormick Cushing and Salvador are substantially the same.

In the event the employment of Messrs. McCormick, Cushing or Salvador is terminated for any reason other than good cause or retirement at the mandatory retirement age within twelve months prior to a change in control, or a change in control occurs while the executive is employed by either or both of TrustCo or Trustco Bank, then the executive will receive an amount equal to 2.99 times his then-current annual compensation to be paid in a single lump sum within 10 days following the change in control. The employment agreement also provides for an excise tax gross-up payment in the event that the amount payable upon the executive’s termination under the employment agreement or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Upon termination of any of these executives’ employment (i) upon their death, disability or retirement, or (ii) for any reason other than good cause within two years following a change in control, TrustCo must, for the longer of the life of the executive or the life of his spouse, reimburse the executive or his spouse for otherwise unreimbursed medical expenses, including medical insurance premiums. In addition, if any of these executives’ employment is terminated for any reason other than good cause within two years following a change in control, TrustCo must transfer the executive’s Company car (at book value) and country club membership to the executive.

In the event the employment of Mr. Leonard is terminated by the Company for any reason other than good cause or by Mr. Leonard for good reason (i) with twelve months prior to a change in control, or (ii) two years following a change in control, then the executive will receive an amount equal to 2.99 times his then-current annual compensation, to be paid in a single lump sum within 10 days following the later of a change in control or his termination. Mr. Leonard is not entitled to any excise tax gross-up payment in the event that the amount payable upon the executive’s termination under the employment agreement or any other agreement is subject to the excise tas imposed by Section 4999 of the Internal Revenue Code.

Upon the termination of Mr. Leonard’s employment (i) upon his death, disability or retirement, or (ii) by the Company for any reason other than good cause or by Mr. Leonard for good within two years following a change in control, Mr. Leonard is entitled to the same medical expense reimbursement as provided to Messrs. McCormick, Cushing, and Salvador, described above. Mr. Leonard will also be entitled to the same transfer of Company car and country club membership upon his termination by the Company for any reason other than good cause or by Mr. Leonard for good within two years following a change in control as provided to Messrs. McCormick, Cushing, and Salvador, described above.

Under the employment agreements, “good cause” means the executive’s commission of an act of fraud, embezzlement, or theft constituting a felony against either of TrustCo or Trustco Bank as finally determined by a court of competent jurisdication or an unequivocal admission by the executive.

Also under the employment agreements, a “change in control” means a change in the ownership of TrustCo, a change in the effective control of TrustCo or Trustco Bank or a change in the ownership of a substantial portion of the assets of TrustCo or Trustco Bank as provided in Section 409A of the Internal Revenue Code and any guidance or regulations under Section 409A. Section 409A regulations provide the following:

•

subject to certain exceptions specified in the agreements, a change in the ownership of TrustCo or Trustco Bank occurs on the date that any one person, or more than one person action as a group, acquires ownership of stock of TrustCo that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of TrustCo or Trustco Bank;

•

a change in the effective control occurs only on the date that either: (i) any one person or more that on person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of TrustCo or Trustco Bank possessing 30% or more of the total voting power of the stock of TrustCo or (ii) a majority of members of TtustCo’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of TrustCo’s board of directors prior to the date of the appointment or election; or

•

a change in the ownership of a substantial portion of TrustCo’s or Trustco Bank’s assets occurs on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from TrustCo or Trustco Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value all of the assets of TrustCo immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of TrustCo, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Under Mr. Leonard’s employment agreement, “good reason” means (i) any substantial diminution in the executive’s job responsibilities or material adverse change in his title or status, (ii) a reduction in his base salary or failure to maintain his benefits at a level comparable to the level in effect at the effective date of the agreement, (iii) a determination by the Company, for reasons other than good cause, not to renew the term of the agreement, and (iv) the relocation of executive’s principal place of employment by more than 50 miles from the Company’s main headquarters as of the effective date of the agreement.

Each of the employment agreements for Messrs. McCormick, Cushing, and Salvador defines “termination” to include the unilateral election of the executive to terminate the employment agreement and his employment with TrustCo and Trustco Bank or the executive otherwise experiences a “separation from service” within the meaning of Treasury Department Regulations under Section 409A of the Internal Revenue Code.

Performance Bonus Plan. Additionally, the units awarded to Messrs. McCormick, Cushing and Salvador under the Performance Bonus Plan vest on the earlier of a change in control or the termination of their employment for reasons other than cause within one year prior to a change in control. Payment of the value of the units must be made within ten days after the change in control. In the event that the amount payable under the Performance Bonus Plan is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the plan also provides for an excise tax gross-up payment to the executives.

TrustCo Bank Corp NY 2010 Equity Incentive Plan. Under the TrustCo Bank Corp NY 2010 Equity Incentive Plan and the award agreements under such plan, the options will become fully vested upon retirement, disability or death and the period of restriction under the restricted stock and restricted stock unit awards terminate (that is, such awards “vest”) upon disability or death, but are forfeited upon retirement or other termination. Under the performance shares awarded under the 2010 plan, upon retirement, disability or death a participant will be entitled to a pro rata payment based on the number of full months’ service during the applicable performance period but taking into account achievement of performance goals during the entire performance period. In addition, all options, restricted stock, restricted stock units and performance share will become full vested upon a change in control and the performance shares will be paid out based on the achievement of performance goals up to the date of the conge in control.

The following table reflects the amount of compensation payable to each of the named officers, upon a change in control or in the event of the termination of such executive’s employment. The amounts would be paid in accordance with each person’s employment agreement (if any) and other benefit plans and agreements as discussed in the preceding sections. The amounts shown assume that such termination was effective as of December 31, 2013, and thus include amounts earned through such time, and are estimates of the amounts which would be paid out to the executives upon their termination. The amounts shown relating to equity incentives (stock options and restricted stock awards) and performance bonus units are based on the closing value of TrustCo common stock on December 31, 2013, which was $7.18. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment.

Termination and Change in Control Payments

	Termination for “Good Cause”(1)	Resignation by Officer Without Change in Control	Termination by Company Without Good Cause and Without Change in Control(2)	Retirement Without Change in Control(3)	Disability(4)	Death(5)	Change in Control or Termination in Connection With a Change in Control(12)
Robert J. McCormick
Salary and Bonus	$—	$—	$5,104,527	$—	$—	$600,000	$3,367,936
Health insurance and other perquisites	—	—	—	766,834	766,834	766,834	816,834
Tax gross-up payment	—	—	—	—	—	—	2,532,312
Pension benefits(6)	224,323	224,323	224,323	224,323	224,323	224,323	224,323
Supplemental Retirement Plan(7)	—	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836
Equity incentives(9) (10)	—	—	—	562,940	1,017,075	1,017,075	1,322,225
TOTAL	$224,323	$1,809,159	$6,913,686	$3,138,933	$3,593,068	$4,193,068	$9,848,466

Robert T. Cushing
Salary and Bonus	$—	$—	$3,349,818	$—	$—	$600,000	$2,449,408
Health insurance and other perquisites	—	—	—	593,130	593,130	593,130	643,130
Tax gross-up payment	—	—	—	—	—	—	2,094,743
Pension benefits(6)	383,166	383,166	383,166	383,166	383,166	383,166	383,166
Supplemental Retirement Plan(7)	—	3,244,059	3,244,059	3,244,059	3,244,059	3,244,059	3,244,059
Performance Bonus Plan(8)	—	—	—	—	—	—	645,383
Equity incentives(9) (10)	—	—	—	281,535	511,295	511,295	669,255
TOTAL	$383,166	$3,627,225	$6,977,043	$4,501,890	$4,731,650	$5,331,650	$10,129,144

Scot R. Salvador
Salary and Bonus	$—	$—	$2,963,175	$—	$—	$600,000	$1,951,872
Health insurance and other perquisites	—	—	—	843,590	843,590	843,590	893,590
Tax gross up payment	—	—	—	—	—	—	1,661,507
Pension benefits(6)	155,339	155,339	155,339	155,339	155,339	155,339	155,339
Supplemental Retirement Plan(7)	—	722,574	722,574	722,574	722,574	722,574	722,574
Equity incentives (9) (10)	—	—	—	281,535	511,295	511,295	669,255
TOTAL	$155,339	$877,913	$3,841,088	$2,003,038	$2,232,798	$2,832,798	$6,054,137

Eric W. Schreck
Salary and Bonus	$—	$—	$—	$—	$—	$495,000	$—
Pension benefits(6)	101,380	101,380	101,380	101,380	101,380	101,380	101,380
Equity incentives (9) (10)	—	—	—	40,638	94,488	94,488	130,388
TOTAL	$101,380	$101,380	$101,380	$142,018	$195,868	$690,868	$231,768

Robert M. Leonard(11)
Salary and Bonus	$—	$—	$255,890	$—	$—	$411,154	$786,786
Health Insurance and other perquisites	—	—	—	815,107	815,107	815,107	865,107
Pension benefits(6)	136,554	136,554	136,554	136,554	136,554	136,554	136,554
Equity incentives(9) (10)	—	—	—	60,065	146,225	146,225	246,745
TOTAL	$136,554	$136,554	$392,444	$1,011,726	$1,097,886	$1,509,040	$2,035,192

(1)

Under the employment agreements of Messrs. McCormick, Cushing, Salvador, and Leonard, “good cause” means the commission of an act of fraud, embezzlement or theft constituting a felony against either of the Company or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the executive officer.

(2)

The amounts in this column represent the aggregate value of the payments due under the remaining term of the employment agreements of Messrs. McCormick, Cushing, Salvador, and Leonard, assuming no changes in the amount of base salary after termination and payments under the Executive Officer Incentive Plan and the additional amount payable in lieu of contributions to the Supplemental Retirement Plan. The employment agreements of Messrs. McCormick, Cushing, and Salvador renewed as of January 1, 2014 for a new term of three years each. The amounts presented in this column take into account the remaining three-year term of each agreement and also taken into account the one-year term of Mr. Leonard. Mr. Schreck does not have an employment agreement with the Company.

(3)

“Retirement” means termination of employment at the earliest retirement date applicable to the named executive officer under the Trustco Bank retirement plan. As of December 31, 2013, only Mr. Cushing was eligible to receive retirement benefits under such plan. Please also refer to the Pension Benefits table and the related discussion.

(4)

“Disability” means a mental or physical condition which (i) in the opinion of a physician mutually agreed upon the by boards of directors of the Company and Trustco Bank and the named executive officer, will prevent such officer from carrying out the material job responsibilities or duties to which the officer was assigned at the time the disability was incurred and (ii) is expected to last for an infinite duration or a duration of more than six months.

(5)

The Company provides a death benefit to all employees through a third party insurance company under which it makes a payment in the amount of two year’s salary of the deceased employee (but not more than $600,000), to the surviving spouse, if any, of the deceased employee.

(6)

The actuarial present value of the named executive officer’s accumulated benefit under Trustco Bank retirement plan, determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles. Benefits under the plan will be paid in accordance with the terms of the plan, which do not provide for payment of benefits in a lump sum.

(7)	The amounts disclosed represent the aggregate balance as of December 31, 2013 for each of Messrs. McCormick, Cushing and Salvador.
(8)	The amounts disclosed represent the payment to the named executive officer under TrustCo’s Performance Bonus Plan.
(9)

The amounts disclosed in the columns headed “Retirement Without Change in Control,” “Disability” and “Death” represent the amount payable to the named executive officer upon such events under TrustCo’s equity incentive plans. Under the TrustCo Bank Corp NY 2010 Equity Incentive Plan and the award agreements under such plan, the options accelerate upon retirement, disability or death and the period of restriction under the restricted stock and restricted stock unit awards terminate (that is, such awards “vest”) upon disability or death, but are forfeited upon retirement or other termination. Under the performance shares awarded under the 2010 plan, upon retirement, disability or death a participant will be entitled to a pro rata payment based on the number of full months’ service during the applicable performance period but taking into account achievement of performance goals during the entire performance period. The performance period under the 2012 awards commenced on January 1, 2013, the amounts presented assume satisfaction of the performance targets at the targeted levels for 2013. Because the performance period under the 2013 awards commenced on January 1, 2014, termination for retirement, disability, or death as of December 31, 2013 would not result in any payment in respect of such performance shares.

(10)

The amounts disclosed in the column headed “Change in Control or Termination in Connection With a Change in Control” represent the payment to the named executive officer upon the accelerated vesting (or, as appropriate, lapse of restrictions) of awards under TrustCo’s equity incentive plans if a change in control occurred, and such officer were terminated, on December 31, 2013, and assumes the resulting amount is paid in cash. All unvested options and restricted stock vest in full upon a change in control. The time-based vesting condition of performance shares will be satisfied in full upon a change in control, with payment to be made in respect of performance shares based upon the extent to which the performance goals specified in the applicable award agreement have been met up to the date of the change in control, or at the target vesting specified in the award agreement, whichever is higher.

(11)

The amounts disclosed for Mr. Leonard do not include any amount that could be payable under his Performance-Based Stock Appreciation Unit Award, because that award was not granted to Mr. Leonard until after December 31, 2013, the date on which all other amounts in the table are calculated.

(12)

The salary and bonus amounts and the amount of the tax gross-up payment (if any) disclosed in this column becomes payable on the earlier of (i) a change in control or (ii) the termination of the named executive officer’s employment within one year prior to a change in control. The health insurance and other perquisite amount disclosed in this column becomes payable only upon the termination of the named executive officer’s employment within two years after a change in control.

Compensation Policies and Practices that Present Material Risks to the Company

The Compensation Committee believes strongly that the compensation structure for the executive officers or any employee at TrustCo should not encourage undue risk taking. As discussed in the Compensation Discussion and Analysis, the Company’s executive officer compensation program includes cash and equity components with both short term (executive officer incentive plan) and longer-term (equity incentive plan, among others) performance measurement periods. Also as discussed, benefits under TrustCo’s compensation program may be forfeited if the executive does not remain employed at TrustCo. Further, the 2010 Equity Incentive Plan expressly provides that the TrustCo board and the Compensation Committee must work together to ensure that the implementation of the plan, in conjunction with the Company’s other compensation policies and practices, does not create risks that are reasonably likely to have a material adverse effect on the Company. As such, after a review of the Company’s compensation policies and procedures, the Compensation Committee has concluded that the risks arising from TrustCo’s compensation policies and practices are not reasonably likely to have a material adverse affect on the Company.

Director Compensation

Compensation paid or awarded to members of TrustCo’s board of directors who are not also executive officers of TrustCo or Trustco Bank is comprised of a meeting fee of $10,000 and awards under TrustCo’s Directors Equity Incentive Plan and Directors Performance Bonus Plan.

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)		Total
	($)	($)	($)		($)
Dennis A. De Gennaro	120,000	10,575	263		130,838
Joseph A. Lucarelli	120,000	10,575	263		130,838
Thomas O. Maggs	120,000	10,575	263		130,838
Dr. Anthony J. Marinello	120,000	10,575	263		130,838
Robert A. McCormick	120,000	10,575	378,581	(3)	509,156
William D. Powers	120,000	10,575	263		130,838
William J. Purdy	120,000	10,575	263		130,838

(1)

Includes the grant date fair value, calculated in accordance with FASB ASC 718 for the restricted stock units awarded in 2013. The assumptions made in the valuation of the awards are described in the footnotes to TrustCo’s consolidated financial statements for the years ended December 31, 2013 and 2012 under the heading “Stock Based Compensation Plans-Equity Awards.”

(2)	Includes the common stock dividend of $0.2625 that was declared during 2013 and was earned on the 1,000 shares awarded in 2011.
(3)

Includes $200,000 paid under a consulting agreement and for the noncompetition covenant set forth in that agreement, retirement and pension plan payments of $89,151, perquisites of $89,167 (including tax payments on such benefits of $42,595), and dividends on the restricted stock of $263.

TrustCo’s 2010 Directors Equity Incentive Plan provides for the periodic grant of options, restricted stock, and stock appreciation rights to directors as approved by the Compensation Committee. The exercise price for options may not be less than 100% of the fair market value of TrustCo’s common stock on the NASDAQ Stock Market (generally the closing price) on the day the grants are awarded.

Outstanding options, granted under TrustCo’s 2010 Directors Equity Incentive Plan and prior directors’ stock option plans, held by current TrustCo directors are as follows:

Dennis A. De Gennaro	2,000
Joseph A. Lucarelli	10,000
Thomas O. Maggs	6,000
Anthony J. Marinello, MD, PhD	10,000
Robert A. McCormick	10,000
William D. Powers	10,000
William J. Purdy	10,000

During 2013, directors were awarded 1,500 shares of restricted stock units. The period of restriction applicable to the awards will lapse as to all units awarded on November 19, 2016. The restricted stock units do not entitle the director to any cash or other dividend declared on the stock or to vote the units.

TrustCo directors who are not also employees of TrustCo or Trustco Bank are eligible to participate in the TrustCo Bank Corp NY Directors Performance Bonus Plan, which was adopted by the TrustCo board in 1997. Under the Directors Performance Bonus Plan, nonemployee directors are eligible to be awarded “units,” the value of which is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the Directors Performance Bonus Plan. (The definition of change in control is the same as the definition contained in the employment agreements for TrustCo’s named executive officers, which were described above.) The units so awarded vest and payments under the Directors Performance Bonus Plan are to be made, only upon the occurrence of a change in control. Each nonemployee director has been awarded 34,981 units under the Directors Performance Bonus Plan at a base price of $5.95 per unit, except for Mr. Lucarelli, whose base price is $8.59 per unit, Mr. Maggs, whose base price is $10.59 per unit and Mr. De Gennaro whose base price is $6.33 per unit. Robert A. McCormick was awarded 1,399,205 units at a price of $5.95 per unit in 1997 as the Company’s Chief Executive Officer. The Directors’ Performance Bonus Plan allows awards given to an employee who is or becomes a director to retain those awards even after the employee has terminated employment so long as he or she remains a director.

TrustCo and Robert A. McCormick have entered into a consulting agreement under which Mr. McCormick serves as a consultant to the board of directors of TrustCo and to the board of directors of each of its affiliates, rendering to such boards and to individual members of such boards consulting services and advice on an as-needed basis with respect to matters pertaining to TrustCo and its affiliates. The services rendered are advisory only, and Mr. McCormick’s services as a consultant are rendered at such times and places as are mutually convenient to the boards and Mr. McCormick. The current agreement with Mr. McCormick took effect on June 1, 2011 and has a five-year term.

As compensation for the services rendered and to be rendered by Mr. McCormick under the consulting agreement and for the noncompetition covenant set forth in that agreement, TrustCo paid Mr. McCormick in 2013 a fee in the amount of $200,000. In the event of Mr. McCormick’s death or disability (as defined in the agreement) during the term of the consulting agreement, TrustCo will be obligated to pay to his estate or other designated beneficiary the full amount of the annual fee for the term year (June 1 to May 31) in which his death or disability occurred. TrustCo may terminate the consulting agreement upon not less than one year’s prior written notice to Mr. McCormick.

Also, in connection with the consulting agreement Mr. McCormick is provided office facilities and the use of a personal secretary, ongoing use of a company vehicle, club, estate planning services, and tax payments on these benefits. The cost of these is included in the table as other compensation.

Finally, under Mr. McCormick’s employment agreement, TrustCo and/or Trustco Bank will provide at no cost to Mr. McCormick and his wife, for the rest of Mr. McCormick’s life, or the life of his spouse, the same health insurance benefits provided to Mr. McCormick and his family by TrustCo and Trustco Bank prior to his retirement. TrustCo and Trustco Bank will also provide to Mr. McCormick for his life the same life insurance benefits provided to retirees by TrustCo and Trustco Bank under their life insurance plan. As a retired employee, Mr. McCormick also participates in and receives benefits from the Trustco Retirement Plan in accordance with the plan provisions.

Ownership of TrustCo Common Stock by Certain Beneficial Owners

TrustCo is not aware of any person who, as of the date hereof, is the beneficial owner of more than 5% of its common stock, except as described below:

Name and Address:	Amount		Percent
BlackRock, Inc.	8,643,897	(1)	9.20%
40 East 52nd Street
New York, NY 10022

Franklin Resources, Inc.	6,142,309	(2)	6.50%
Charles B. Johnson
Rupert H. Johnson, Jr.
One Franklin Parkway
San Mateo, CA 94403-1906
Franklin Advisory Services LLC
One Parker Place, Ninth Floor
Fort Lee, NJ 07024

Royce & Associates, LLC	7,830,976	(3)	8.29%
745 Fifth Avenue
New York, NY 10151

(1)	Based solely upon an amended Schedule 13G filed with the Securities Exchange Commission (“SEC”) by the listed person on January 17, 2014, containing information as of December 31, 2013.
(2)

Based solely upon an amended Schedule 13G filed with the SEC by the listed person on February 5, 2014, containing information as of December 31, 2013. Franklin Resources, Inc. (“Franklin”) indicated in the filing that Franklin Advisory Services LLC had sole voting power for 5,903,662 shares and sole dispositive power for 6,139,662 shares, and Franklin Templeton Portfolio Advisory, Inc had sole voting and dispositive power for 2,647 shares. Charles B. Johnson and Rupert H. Johnson, Jr. each owns in excess of 10% of the outstanding common stock of Franklin and are the principal stockholders of Franklin.

(3)	Based solely upon Schedule 13G filed with the SEC by the listed person on January 16, 2014, containing information as of December 31, 2013.

On March 1, 2014, the Financial Services Department of Trustco Bank held 611,405 shares of TrustCo common stock as executor, trustee, and agent (0.65% of outstanding shares) not otherwise reported in this proxy statement. Neither TrustCo nor Trustco Bank has any beneficial interest in these shares.

Transactions with TrustCo and Trustco Bank Directors, Executive Officers and Associates

The Company has adopted policies and procedures for the review, approval, or ratification of transactions with its directors and executive officers or their related persons, such as immediate family members. TrustCo’s Code of Conduct requires transactions between TrustCo or Trustco Bank and any of their directors or executive officers (or their respective immediate family members) be fully disclosed and be reviewed and, if appropriate, approved by the board or board members who do not have an interest in the transaction in question.

Certain directors and executive officers of TrustCo and Trustco Bank, or corporations and firms with which these individuals are associated, are also deposit or trust customers of Trustco Bank, or have obtained loans or other extensions of credit from Trustco Bank. TrustCo expects that they will continue to be deposit, trust, or loan customers of Trustco Bank in the future. All such loans were made in the ordinary course of business, do not involve more than normal risk of collectability, do not present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons. Further, federal regulations require that all loans or extensions of credit to TrustCo executive officers and directors by Trustco Bank be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except for loans made under programs generally available to all employees, and must not involve more than the normal risk of repayment or present other unfavorable features. Also under federal regulations, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors. TrustCo and Trustco Bank have adopted written policies and procedures that implement these requirements.

Trustco Bank obtains legal services from, and pays fees to, Overton, Russell, Doerr, and Donovan, LLP, a law firm in which Thomas R. McCormick, son of Robert A. McCormick and brother of Robert J. McCormick, is a partner. Trustco Bank obtains such services at rates that are substantially the same as those the firm charges other clients, and the firm is one of a number of law firms that is retained by TrustCo to provide legal services to it. During the year ended December 31, 2013, $488,097 of legal fees were paid to Overton, Russell, Doerr, and Donovan, LLP. Also, TrustCo has entered into a consulting agreement with Robert A. McCormick as more specifically set forth previously in the discussion of Director Compensation. Each of the loans and other transactions described above was approved by the board of directors, or appropriate board committee, in accordance with TrustCo and Trustco Bank policies.

Insurance for Indemnification of Officers and Directors

TrustCo’s bylaws provide detailed procedures to address circumstances under which an officer or director of TrustCo may seek indemnification from TrustCo and when such indemnification may be authorized. TrustCo’s employment agreements with Robert J. McCormick, Robert T. Cushing, Scot R. Salvador, and Robert M. Leonard contain provisions that obligate

TrustCo or Trustco Bank to indemnify the officers under certain circumstances. The form of these agreements were filed as an exhibit to the Current Report on Form 8-K filed December 22, 2008 and an amendment to the agreement was disclosed in a Current Report on Form 8-K filed March 17, 2009. TrustCo renewed insurance for the indemnification of its executive officers and directors of TrustCo and Trustco Bank from Zurich American Insurance Company for the primary coverage and a series of insurance companies for supplemental layers of coverage effective for the one-year period from October 10, 2013 to October 10, 2014. The cost of this insurance was $457,000, and coverage is provided to all executive officers and directors of TrustCo and Trustco Bank. TrustCo’s board of directors has no knowledge of any claims made or sum paid pursuant to such insurance policy during 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires TrustCo’s directors, executive officers, and persons who own more than 10% of a registered class of TrustCo’s equity securities to file initial reports of ownership and reports of changes in ownership in TrustCo’s common stock with the S.E.C. and to furnish TrustCo with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to TrustCo, and written representations that no other reports were required during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements have been met.

S.E.C. Form 10-K

TrustCo will provide without charge a copy of its Annual Report on Form 10-K upon written request. Requests and related inquiries should be directed to: Kevin T. Timmons, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

Code of Conduct

Upon written request, TrustCo will provide without charge a copy of its Code of Conduct. Requests and related inquiries should be directed to: Robert M. Leonard, Secretary, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

SHAREHOLDER PROPOSALS

Shareholder proposals to be considered for inclusion in a proxy statement in connection with any forthcoming Annual Meeting of shareholders of TrustCo must be submitted to TrustCo on a timely basis. Proposals for inclusion in TrustCo’s proxy statement and form of proxy for the Annual Meeting of shareholders expected to be held in May of 2015 must meet the requirements established by the Securities and Exchange Commission for shareholder proposals and must be received by TrustCo at its principal executive offices no later than December 2, 2014. Proposals intended to be considered at the 2015 Annual Meeting but that are not to be included in TrustCo’s proxy statement must be received at TrustCo’s principal executive offices no later than February 15, 2015. Any such proposals, together with any supporting statements, should be directed to the Secretary of TrustCo.

TRUSTCO SHAREHOLDERS

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING TRUSTCO PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK THE PROXY CARD APPROPRIATELY AND RETURN IT. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO ATTEND. THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP, WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE ANNUAL MEETING.

REVOCABLE PROXY TRUSTCO BANK CORP NY

Annual Meeting Materials are available at:

http://www.cfpproxy.com/6892

YOUR VOTE IS IMPORTANT!

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1.	By Telephone (using a Touch-Tone Phone); or
2.	By Internet; or
3.	By Mail.

To Vote by Telephone:

Call 1-855-620-8047 Toll-Free on a Touch-Tone

Phone anytime prior to 3 a.m., May 22, 2014.

To Vote by Internet:

Go to https://www.rtcoproxy.com/trst prior to 3 a.m., May 22, 2014.

Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted.

Mark here if you plan to attend the meeting.	☐

Mark here for address change.	☐

Comments:

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

1.	Election of Directors for a three-year term expiring at the 2017 Annual Meeting of Shareholders.

Nominees:

	For	With- hold
(01) Anthony J. Marinello, M.D., Ph. D.	☐	☐

(02) William D. Powers	☐	☐

The Board of Directors of TrustCo Bank Corp NY recommends a vote “FOR” all nominees listed for election of directors and “FOR” Proposals 2 and 3.

		For	Against	Abstain
2.	Approval of a Nonbinding Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers.	☐	☐	☐
		For	Against	Abstain
3.	Ratification of the appointment of Crowe Horwath LLP as TrustCo’s Independent Auditors for 2014.	☐	☐	☐

4.	Such other business that properly may be brought before the meeting or any adjournments thereof.

    This proxy will be voted as instructed. If no choice is indicated, this proxy will be voted “FOR” all nominees listed and “FOR” Proposals 2 and 3. The proxies will vote in their judgment on any other matters that properly may be brought before the meeting or any adjournment thereof.

Please be sure to date and sign this proxy card in the box below.	Date

        Sign above                                                  Co-holder (if any) sign above

Please sign as your name(s) appear(s) on this proxy card, date and mail promptly in the enclosed postage-paid envelope. If you do not sign and return a proxy or attend the meeting and vote by ballot, your shares cannot be counted. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation or partnership, write in the full corporate or partnership name and a duly authorized officer or other person should sign.

TRUSTCO BANK CORP NY — ANNUAL MEETING, MAY 22, 2014

YOUR VOTE IS IMPORTANT!

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS.

The Notice of the Annual Meeting,

the Proxy Statement and Annual Report are available on-line at:

http://www.cfpproxy.com/6892

You can vote in one of three ways:

1.	Call toll free 1-855-620-8047 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.rtcoproxy.com/trst and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

REVOCABLE PROXY

TRUSTCO BANK CORP NY

ANNUAL MEETING OF SHAREHOLDERS

May 22, 2014

This proxy is solicited on behalf of the Board of Directors of TrustCo Bank Corp NY for the Annual Meeting of Shareholders to be held on May 22, 2014.

The person whose name and signature appears hereon hereby appoints Paul Heiner and William F. Terry, and each of them, the proxy or proxies of such person, with full power of substitution, to vote as indicated herein all shares of common stock of TrustCo Bank Corp NY which such person is entitled to vote at the Annual Meeting, to be held at Mallozzi’s Restaurant, 1930 Curry Road, Rotterdam, NY 12303, at 4:00 p.m. (local time) on Thursday, May 22, 2014 and at any adjournment or postponements thereof.

The Board of Directors of TrustCo Bank Corp NY recommends a vote “FOR” all nominees listed for election of directors and “FOR” Proposals 2 and 3.

The undersigned acknowledges receipt from TrustCo Bank Corp NY prior to the execution of this proxy of a Notice of the Annual Meeting, the Proxy Statement and Annual Report.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR

COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

6892